EXHIBIT 2.2

AMENDED AND RESTATED

SALE AND PURCHASE AGREEMENT OF SHARE CAPITAL

DATED JUNE 27, 2023

BY AND BETWEEN

GOLDEN MATRIX GROUP, INC.,

 A NEVADA CORPORATION,

AS PURCHASER

AND

THE SHAREHOLDERS OF:

 MERIDIAN TECH DRUŠTVO SA OGRANIČENOM ODGOVORNOŠĆU BEOGRAD,

A PRIVATE LIMITED COMPANY FORMED AND REGISTERED IN

AND UNDER THE LAWS OF THE REPUBLIC OF SERBIA (COMPANY ID NO. 08724636),

DRUŠTVO SA OGRANIČENOM ODGOVORNOŠĆU “MERIDIANBET”

DRUŠTVO ZA PROIZVODNJU, PROMET ROBA I USLUGA, EXPORT IMPORT PODGORICA,

A PRIVATE LIMITED COMPANY FORMED AND REGISTERED IN AND UNDER THE LAWS OF MONTENEGRO (COMPANY NO. 50075061),

MERIDIAN GAMING HOLDINGS LTD., A COMPANY FORMED AND REGISTERED IN THE REPUBLIC OF MALTA (COMPANY NO. C 75631),

AND

MERIDIAN GAMING (CY) LTD, A COMPANY FORMED AND REGISTERED IN THE REPUBLIC OF CYPRUS (COMPANY NO. C314265),

AS SELLERS

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE		2

1.1.	Agreement to Purchase and Sell	2
1.2.	Effective Date	3
1.3.	Further Assurances	3

ARTICLE II. PURCHASE PRICE		3

2.1.	Purchase Price	3
2.2.	Set-Off Rights	5
2.3.	Acceleration of Post-Closing Payments	5
2.4.	Post-Signing and -Closing Obligations	6
2.5.	Non-Compete	7
2.6.	Transfer of Ownership of Meridian Gaming Peru S.A.C	8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		9

3.1.	Organization	9
3.2.	Authorization	10
3.3.	Shares of the Companies	10
3.4.	Subsidiaries	10
3.5.	Absence of Restrictions and Conflicts	11
3.6.	Real Property	11
3.7.	Title to the Share in the Companies	11
3.8.	Title to Assets; Related Matters	11
3.9.	Advertising	12
3.10.	Information Technology	12
3.11.	Financial Statements	13
3.12.	Absence of Certain Changes	14
3.13.	Legal Proceedings	15
3.14.	Compliance with Law	15
3.15.	Company Contracts	17
3.16.	Taxes	18
3.17.	Employment Matters	18
3.18.	Gifts and Benefits	19
3.19.	Export Control Laws	19
3.20.	Environmental, Health and Safety Matters	19
3.21.	Intellectual Property	19
3.22.	Transactions with Affiliates	21
3.23.	Accounts Receivable	22
3.24.	Licenses	22
3.25.	Brokers, Finders and Investment Bankers	22
3.26.	Employee Benefit Plan; Profit Sharing and Related	22
3.27.	Data Room; Information Supplied	22
3.28.	No Indebtedness	22
3.29.	Insurance	23
3.30.	No Dividends or Distributions	23

3.31.	Cash on Hand	23
3.32.	Financial Metrics	23
3.33.	Proxy Statement Information	23
3.34.	Insider Trading	23
3.35.	Additional Representations, Acknowledgements and Warranties of the Sellers Regarding the Purchaser Shares	24
3.36.	No Other Representations and Warranties	26

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26

4.1.	Organization	27
4.2.	Authorization	27
4.3.	Securities of the Purchaser	27
4.4.	Subsidiaries	28
4.5.	Absence of Restrictions and Conflicts	28
4.6.	Real Property	28
4.7.	Title to Assets; Related Matters	28
4.8.	Advertising	29
4.9.	Information Technology	29
4.10.	Financial Statements	30
4.11.	Absence of Certain Changes	31
4.12.	Legal Proceedings	31
4.13.	Compliance with Law	32
4.14.	Purchaser Contracts	34
4.15.	Taxes	34
4.16.	Employment Matters	35
4.17.	Gifts and Benefits	35
4.18.	Export Control Laws	35
4.19.	Environmental, Health and Safety Matters	36
4.20.	Intellectual Property	36
4.21.	Transactions with Affiliates	38
4.22.	Accounts Receivable	38
4.23.	Licenses	38
4.24.	Brokers, Finders and Investment Bankers	38
4.25.	Employee Benefit Plan; Profit Sharing and Related	39
4.26.	Data Room; Information Supplied	39
4.27.	No Indebtedness	39
4.28.	No Dividends or Distributions	39
4.29.	Cash on Hand	39
4.30.	Financial Metrics	39
4.31.	Proxy Statement Information	39
4.32.	Additional Representations, Acknowledgements and Warranties of the Purchaser	40
4.33.	No Other Representations and Warranties	42
4.34.	Purchaser Capitalization	42
4.35.	No Integrated Offering	42

Amended and Restated

Sale and Purchase Agreement of Share Capital

ARTICLE V. JOINT REPRESENTATIONS AND CONFIRMATIONS		43

5.1.	Joint Representations of the Parties	43

ARTICLE VI. CLOSING		44

6.1.	Closing	44

ARTICLE VII. TERMINATION		47

7.1.	Termination	47
7.2.	Effect of Termination	50

ARTICLE VIII. SPECIAL COVENANTS		50

8.1.	Access to Properties and Records	50
8.2.	Delivery of Books and Records and Bank Accounts	51
8.3.	Third Party Consents and Certificates	51
8.4.	Actions Prior to Closing	51
8.5.	Acquisition Proposals	54
8.6.	Proxy Statement and Shareholder Meeting	55
8.7.	Additional Listing Application; Transfer Agent	56
8.8.	Sellers’ Proxy Statement Information and Financial Statements	57
8.9.	Disclosure Schedules	57
8.10.	Shareholder Agreements and Restrictive Covenant Agreements	58
8.11.	Seller Confidentiality Obligations	58
8.12.	Purchaser Confidentiality Obligations	59

ARTICLE IX. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES		60

9.1.	Ownership of the Company	60
9.2.	Accuracy of Representations and Performance of Covenants	60
9.3.	Certificate	60
9.4.	Hart-Scott-Rodino Act Compliance	60
9.5.	Approval by the Applicable Parties	61
9.6.	No Governmental Prohibition	61
9.7.	Consents	61
9.8.	Due Diligence	61
9.9.	Due Diligence (Continued)	62
9.10.	Legal Opinions	62
9.11.	D&O Insurance	62
9.12.	Change of Control Notifications	62
9.13.	Financial Statements	63
9.14.	Financing	63
9.15.	Break-Fee	63
9.16.	Nasdaq Approval	63
9.17.	Fairness Opinion	64
9.18.	Additional Closing Conditions	64

Amended and Restated

Sale and Purchase Agreement of Share Capital

ARTICLE X. INDEMNIFICATION		64

10.1.	Indemnification Obligations of the Parties	64
10.2.	Calculation of Indemnification Obligations (Deductible; Cap)	64
10.3.	Indemnification Procedure	65
10.4.	Claims Period	66
10.5.	Insurance or Other Third-Party Proceeds	66
10.6.	Calculation of Indemnification Obligations	67
10.7.	Exclusive Remedy	67
10.8.	Special Remedy for Sellers	67

ARTICLE XI. CONSTRUCTION; DEFINITIONS		68

11.1.	Definitions	68

ARTICLE XII. MISCELLANEOUS PROVISIONS		81

12.1.	Notices	81
12.2.	Schedules and Exhibits	82
12.3.	Assignment; Successors in Interest	82
12.4.	Captions	83
12.5.	Publicity	83
12.6.	Arbitration	83
12.7.	Governing Law	83
12.8.	Severability	83
12.9.	Amendment	83
12.10.	Enforcement of Certain Rights	84
12.11.	Waiver	84
12.12.	Integration	84
12.13.	Cooperation Following the Closing	84
12.14.	Transaction Costs	84
12.15.	Construction	84
12.16.	No Presumption from Drafting	85
12.17.	Review and Construction of Documents	85
12.18.	Electronic Signatures	85
12.19.	Transaction Expenses	86

Amended and Restated

Sale and Purchase Agreement of Share Capital

LIST OF EXHIBITS

Exhibit A	Form of Stock Registration Form
Exhibit B	Form of Certificate of Accredited Investor Status
Exhibit C	[Intentionally Omitted.]
Exhibit D	[Intentionally Omitted.]
Exhibit E	[Intentionally Omitted.]
Exhibit F	Form of the Share Transfer Instrument for Meridian Serbia
Exhibit G	Form of the Share Transfer Instrument for Meridian Montenegro
Exhibit H	Form of the Share Transfer Instrument for Meridian Malta
Exhibit I	Form of the Share Transfer Instrument for Meridian Cyprus
Exhibit J	Form of Promissory Note
Exhibit K	Form of Certificate of Designation for Series C Preferred Shares
Exhibit L	[Intentionally Omitted.]
Exhibit M	[Intentionally Omitted.]

Amended and Restated

Sale and Purchase Agreement of Share Capital

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of June 27, 2023 (the “Amended Execution Date”), is made and entered into by and between the following parties:

1. Golden Matrix Group, Inc., a Nevada corporation, with an address and principal place of business at 3651 Lindell Rd, Ste. D131, Las Vegas NV 89103, listed on the Nasdaq National Exchange under the symbol GMGI, federal tax identification number 46-1814729 (the “Purchaser”), and

2. Aleksandar Milovanovic, Personal ID no. XXXXXXX, with registered residence at XXXXXXX, Belgrade, Serbia (“Milovanovic”);

3. Zoran Milosevic, Personal ID no. XXXXXXX, with registered residence at XXXXXXX, Belgrade, Serbia (“Milosevic”); and

4. Snezana Bozovic, Personal ID no. XXXXXXX, with registered residence at XXXXXXX, Belgrade, Serbia (“Bozovic”)

(each a “Seller” and collectively the “Sellers”), collectively, the owners of 100% of the registered share capital of each of (a) Meridian Tech društvo sa ograničenom odgovornošću Beograd, a private limited company formed under the laws of the Republic of Serbia, with a registered address at Bulevar Mihajla Pupina 10B, 11070 Novi Beograd, the Republic of Serbia, corporate identification number: 08724636, tax identification number: 101694092 (“Meridian Serbia”), (b) DRUŠTVO SA OGRANIČENOM ODGOVORNOŠĆU “MERIDIANBET” DRUŠTVO ZA PROIZVODNJU, PROMET ROBA I USLUGA, EXPORT IMPORT PODGORICA, a private limited company formed under the laws of Montenegro, with a registered address at Moskovska 2B, 83000 Podgorica, Montenegro, corporate identification number: 50075061, tax identification number: 02353318 (“Meridian Montenegro”), (c) MERIDIAN GAMING HOLDINGS LTD., a company formed and registered in the Republic of Malta, with a registered address at Lyons Range 20, Office No. 3, Bisazza St., Sliema, Malta, company identification number: C 75631 (“Meridian Malta”), and (d) MERIDIAN GAMING (CY) LTD, a company formed and registered in the Republic of Cyprus, with a registered address at Block A, Floor 1, Amathoyntos 180, 4533 Parekklisia, Limassol, Cyprus, company identification number: C314265 (“Meridian Cyprus”, and together with Meridian Serbia, Meridian Montenegro, and Meridian Malta, the “Companies” or “Company Parties” and each a “Company”).

The Purchaser and the Sellers shall individually be referred to herein as a “Party” and collectively as the “Parties.”

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W I T N E S S E T H:

WHEREAS, the Sellers collectively own 100% of the registered share capital of each Company;

WHEREAS, the Parties previously entered into a Sale and Purchase Agreement, dated as of January 11, 2023 (the “Original Agreement”), providing for the acquisition of 100% of the total registered share capital of each of the Companies by the Purchaser, from the Sellers;

WHEREAS, subsequent to the Parties’ entry into the Original Agreement the Parties have continued to discuss the consideration payable by the Purchaser to the Sellers, the breakdown between cash and equity of such consideration, and the timing for the payment of such consideration, and after such discussions, and the number of closings, the Parties desire to enter into this Agreement to amend and restate the Original Agreement to adjust such consideration breakdown, the timing of payments in connection therewith, to remove the concept of multiple closings, to extend certain required deadlines set forth in the Original Agreement, and make various other changes to the Original Agreement, which are reflected herein;

WHEREAS, the Companies provide betting and gambling services to users in the Republics of Serbia, Montenegro, Malta and Cyprus, and in other countries as further described herein, either: (i) directly; (ii) through Subsidiaries; or (iii) in connection with third parties with which the Companies have entered into agreements (collectively, the “Company Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers will sell to the Purchaser, and the Purchaser will purchase from the Sellers, 100% of the total registered share capital of each of the Companies (the “Share in the Companies” or “Shares in the Companies”) on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

CERTAIN CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN ARTICLE XI.

ARTICLE I.

PURCHASE AND SALE

1.1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Milovanovic, Milosevic and Bozovic will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from those Sellers, those shares of the Companies designated in Schedule A (the “Closing” and the date of such Closing, the “Closing Date”), such that, upon the Closing the Sellers will have sold, transfered and delivered to the Purchaser, and the Purchaser will have purchased and acquired from the Sellers, 100% of the registered share capital of each of the Companies free and clear of all Liens.

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1.2. Effective Date. Unless otherwise agreed by the Parties given unforeseen circumstances (in which event, the Parties will negotiate reasonably and in good faith), the Parties shall, for logistical, corporate, tax, accounting, legal, or other purposes, schedule each Closing Date for the last day of the calendar month in which all of the conditions precedent for such Closing have been satisfied or waived provided that such effective date shall not be earlier than August 10, 2023 (each such date, as applicable, the “Effective Date”).

1.3. Further Assurances. Each Party shall on the applicable Closing Dates (hereafter defined) and from time to time thereafter for a period of up to twelve (12) months (after which, the Party receiving the request is entitled to reimbursement of its reasonable fees/costs arising after such date), at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Share in the Companies to the Purchaser and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

ARTICLE II.

PURCHASE PRICE

2.1. Purchase Price.

(a) Total Consideration. Subject to the satisfaction of all Closing Conditions (as defined in Section 6.1.1), the total aggregate consideration paid for the Share in the Companies by the Purchaser in the Closing, payable or issuable (as the case may be) to the Sellers in the amounts set forth on Schedule B, shall be each and all of the following (collectively, the “Purchase Price”):

2.1.1 A cash payment of Thirty Million Dollars (USD $30,000,000) (the “Closing Cash Consideration”), which shall be wired to the Sellers in accordance with wire instructions provided by the Sellers to the Purchaser at the Closing.

2.1.2 Eighty-Two Million, One Hundred Forty One Thousand Eight Hundred and Fifty Seven (82,141,857) restricted shares of the Purchaser’s common stock, par value $0.00001 per share (the “Purchaser Common Stock” and the “Closing Common Stock”), valuing each share of Purchaser Common Stock at Three U.S. Dollars ($3.00) per Purchaser Common Stock share (the “Purchaser Share Value”) issuable at Closing.

2.1.3 One Thousand (1,000) shares of the Purchaser’s Series C preferred stock, par value $0.00001 per share (the “Purchaser Series C Preferred Stock”), convertible pursuant to its terms at a 1:1 ratio into 1,000 shares of the Purchaser Common Stock issuable at Closing. Collectively, the Closing Common Stock and the Purchaser Series C Preferred Stock are herein referred to as, the “Closing Shares.”

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2.1.4 The additional sum of (i) Five Million Dollars (USD $5,000,000) (the “Contingent Post-Closing Cash Consideration”) and (ii) Five Million (5,000,000) restricted shares of Purchaser Common Stock (the “Post-Closing Shares”, and together with the Contingent Post-Closing Cash Consideration, the “Contingent Post-Closing Consideration”) shall be paid and issued to the Sellers within five (5) Business Days following the Determination Date (hereafter defined) if (and only if) Purchaser has determined that each of the Post-Closing Payment Conditions (hereafter defined) have been satisfied, which Post-Closing Shares have an agreed aggregate value of Fifteen Million Dollars (USD $15,000,000). For purposes of the foregoing, the “Determination Date” means the date that is six (6) months after the Closing Date and the “Contingent Post-Closing Payment Conditions” are as follows: the Sellers and their Affiliates are not then in default in any of their material obligations, covenants or representations under this Agreement, any of the Transaction Documents, or any other agreement with Purchaser beyond any applicable cure periods herein or therein, as confirmed by Sellers in a signed writing delivered to Purchaser and verified by the Purchaser within five (5) Business Days thereafter. The date the Post-Closing Shares are issued shall be defined herein as the “Post-Closing Issuance Date”.

2.1.5 The additional sum of Ten Million Dollars (USD $10,000,000) (the “12 Month Non-Contingent Post-Closing Cash Consideration”) twelve (12) months after the Closing Date.

2.1.6 The additional sum of Ten Million Dollars (USD $10,000,000) (the “18 Month Non-Contingent Post-Closing Cash Consideration”, and together with the 12 Month Non-Contingent Post-Closing Cash Consideration, the “Non-Contingent Post-Closing Cash Consideration”) eighteen (18) months after the Closing Date.

2.1.7 Promissory Notes, the form of which is attached hereto as Exhibit J (the “Promissory Notes”), in the aggregate amount of Fifteen Million Dollars (USD $15,000,000) (the “Promissory Note Consideration”), which Promissory Notes shall include the following terms: (i) accrual of interest at seven percent (7%) per annum; (ii) with monthly interest payments of all accrued interest due on the first day of each calendar month until its maturity date; and (iii) all outstanding principal and unpaid interest due and payable in full twenty-four (24) months after the Closing Date.

2.1.8 The Closing Shares and Post-Closing Shares, are collectively referred to herein as the “Restricted Shares”. There shall be no restrictions on the Restricted Shares, except under applicable federal and state securities laws.

2.1.9 The Parties agree that the value of the Closing Common Stock, Post-Closing Shares and Purchaser Series C Preferred Stock, when quantified at the Purchaser Share Value above, is equal to an aggregate value of Two Hundred and Sixty-One Million, Four Hundred and Twenty-Eight Thousand and Five Hundred and Seventy-One dollars (USD $261,428,571).

(b) Delivery of Consideration. As noted herein (and in particular Sections 1.1 and 6.1), the Sellers’ transfer of the Share in the Companies to the Purchaser shall be accomplished in one single Closing. At such Closing, Purchaser shall pay or issue (as the case may be) the specific consideration set forth in this Section 2.1, Schedule A, and Schedule B. The Purchase Price shall be allocated to the Sellers as set forth on Schedule C.

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2.2. Set-Off Rights. The Sellers acknowledge and agree that the Purchaser (the “Set Off Right Holder”) shall have the Right to Set Off any undisputed amounts (i) owed from the Sellers to the Purchaser as of the date which is ten (10) Business Days in advance of the payment or obligation due date or (ii) which are the subject of a timely, justified and evidenced Claim whose value is more than Two Hundred Thousand Dollars (USD $200,000) by the Purchaser pursuant to ARTICLE X, against the Contingent Post-Closing Consideration or Non-Contingent Post-Closing Cash Consideration, due to the Sellers on a Dollar-for-Dollar basis (valuing the Post-Closing Shares at the Purchaser Share Value), by providing written notice of the exercise of such Right to Set Off to Sellers by ten (10) Business Days in advance of such payment or obligation due date.

2.2.1 If the Set Off Right Holder elects to exercise a Right To Set Off, it shall on the date such right is exercised provide the Sellers written notice of such exercise, identify the amounts owed to the Purchaser or Indemnified Party, as applicable, identify the facts or events giving rise to the so-notified Right To Set Off, and identify how they intend to apply such set-off amounts to (i) the Contingent Post-Closing Cash Consideration, Non-Contingent Post-Closing Cash Consideration and/or the (ii) the Post-Closing Shares (the “Set Off Notice”).

2.2.2 The Right To Set Off exercised by the Set Off Right Holder shall be exercised pari passu to each Seller. In the event the Set Off Right Holder elects to exercise the Right To Set Off against the Post-Closing Shares, the number of Post-Closing Shares shall automatically be reduced by a number of Post-Closing Shares, as equals the amount subject to the set off divided by the Purchaser Share Value and rounded up to the nearest whole share on a pro rata basis among all Sellers.

2.2.3 Neither the exercise of nor failure to exercise any rights under this Section 2.2 will constitute an election of remedies or limit the Set Off Right Holder in any matter in the enforcement of any other remedies available to it.

2.2.4 If, in the ten (10) Business Day period between the provision of notice of the Right to Set Off and the applicable payment/obligation due date, the Sellers deliver a written objection to the Set Off, then the Parties shall negotiate reasonably and in good faith to resolve the disagreement. If the Parties are not able to resolve the disagreement within that period, then on the payment/obligation due date, the Purchaser shall pay or perform to the extent agreed upon by the Parties (as if the Right to Set Off were valid/appropriate), and also place into escrow, with a neutral, independent third party escrow agent, the funds, shares, or other consideration which is the subject of the disputed Set Off. The fees, costs, and expenses of the third party escrow agent shall be paid by the Party which substantially prevails in the resolution of the disagreement. Notwithstanding the foregoing, neither the exercise of nor failure to exercise any rights under this Section 2.2.4 will constitute an election of remedies or limit the Sellers or Purchaser in any matter in the enforcement of any other remedies available to them.

2.3. Acceleration of Post-Closing Payments. Upon the occurrence of any Purchaser Change of Control, all portions of the Purchase Price which were otherwise due and payable post-Closing, including without limitation the Contingent Post-Closing Consideration, Non-Contingent Post-Closing Cash Consideration, and Promissory Note Consideration, shall immediately be accelerated and become due and payable in full by Purchaser, at the closing of the Purchaser Change in Control. For the purposes of this Section 2.3, it shall be conclusively deemed true, in the event of a Purchaser Change of Control, that the Contingent Post-Closing Payment Conditions were satisfied in full; the Promissory Note Consideration shall include the interest which would have accrued had the Promissory Note been paid at maturity; and no Set-Off under Section 2.2 shall be applicable unless the right accrued as of the date of the Purchaser Change in Control.

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POST-CLOSING OBLIGATIONS; RIGHTS

2.4. Post-Signing and -Closing Obligations.

2.4.1 Following the Initial Execution Date, the Purchaser and the Sellers shall assist the Companies, at the Seller’s sole cost and expense, except solely for the direct fees and expenses of the Seller’s independent auditor (including, for example, audit costs and conversion to GAAP) which shall be reimbursed to the Seller by Purchaser, with the preparation of financial statements in accordance with GAAP, pro forma financial information and such other interim financial information as required by Item 2.01 and/or Item 9.01 of Form 8-K and Regulation S-X of the Securities Act, in acceptable form to the Purchaser, as applicable.

2.4.2 Following the Closing, the Sellers will (i) provide day-to-day management and operational support for the Companies, all in accordance with their Employment Agreements; (ii) provide (and cause the Companies to provide) the Purchaser with full administrative and control access to all Company Systems; (iii) will ensure the remittance, subject to all applicable laws, of sufficient funds from the Companies’ bank accounts, reserves, and/or other funding sources to permit the timely satisfaction of Purchaser’s debt obligations to the lender providing the financing contemplated in Section 9.14; and (iv) comply in all respects with the Transaction Documents (hereafter defined).

2.4.3 Following the Closing, the Sellers and certain key employees of the Companies identified on Schedule 2.4.3 shall, subject to the terms of the Purchaser’s equity incentive plan then in effect for its senior executive employees and consultants and/or subject to an equity plan mutually aggregable to the Sellers and Purchaser and approved by the Shareholders at the Shareholders Meeting (as applicable, the “Equity Incentive Plan”), become eligible for certain equity and equity-based awards under the Equity Incentive Plan. Additionally, promptly (i.e., within thirty (30) days) following the Closing, the Purchaser shall grant the Post-Closing Equity Awards to the Persons identified in Schedule 3.1.3, in amounts or percentages confirmed by the Sellers during that period, not to exceed $3,000,000 in aggregate value, when not including the Director and Executive Awards (defined below). All such Persons shall be new employees/directors of the Purchaser following the Closing and/or employees and/or consultants of the Company Parties. All Post-Closing Equity Awards shall be granted to those persons who provide bona fide services to the Purchaser or the Company Parties post-Closing, shall be subject to vesting terms as set by the Compensation Committee of the Board of Directors of the Purchaser, and shall be subject to agreements evidencing such awards, the terms of the Equity Incentive Plan, and shall further be subject to applicable laws. For the avoidance of doubt, the Parties agree that if the Equity Inventive Plan relates to Companies and their employees, any incentive provided by the Companies shall be in line with applicable Laws in jurisdiction of each respective Company. In addition, (A) Sellers’ board nominees who are appointed to Purchaser’s Board of Directors shall receive similar grants and awards as Purchaser’s current Board of Directors and (B) Company executive Zoran Milosevic shall be granted awards matching the Purchaser CEO’s Incentive stock for 2023 and 2024, under the terms of the Equity Incentive Plan, and Company executive and Seller Bozovic shall be granted awards matching the Purchaser COO’s Incentive stock for 2023 and 2024, under the terms of the Equity Incentive Plan (collectively, the “Director and Executive Awards”).

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2.5. Non-Compete. For good and valuable consideration, including the Closing Cash Consideration and the Closing Shares, which the Sellers acknowledge the sufficiency of, the Sellers agree that for a period of three (3) years following the Closing (the “Non-Compete Period”), each Seller (whether by itself, through its Affiliates, employers or employees or agents or otherwise, and whether on its own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 10% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area, except in each case through the Companies (the “Non-Compete”). For the avoidance of doubt, ownership over shares stated in Schedule 3.4 and/or any other ownership of the Sellers Disclosed to the Purchaser in the attached Schedules, shall not be deemed as breach of this Agreement. The Sellers agree that but for agreeing to the terms of this Non-Compete, the Purchaser would not have agreed to make the Acquisition. For purposes of this Section 2.5 and this Agreement in general, the following terms shall have the following meanings:

2.5.1 “Applicable Date of Determination” means the date or dates within the Non-Compete Period that any Seller competes against, seeks to compete against, or is alleged to have competed against, the Companies, in violation of, or in compliance with, the terms of this Agreement.

2.5.2 “Restricted Area” means the Republics of Serbia, Bosnia and Herzegovina, Montenegro, and Malta.

2.5.3 “Restricted Products” means any product or service, that the Companies or the Purchaser or any of their respective Subsidiaries and/or any of their respective Affiliates or subsidiaries is researching, developing, manufacturing, distributing, selling and/or providing at any time during the two years prior to the Applicable Date of Determination in the betting and gambling industry.

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2.5.4 “Restricted Services” means the manufacture, sale, or distribution of the Restricted Products and/or any other services that the Purchaser or the Companies or any of their respective Subsidiaries and/or any of their Affiliates is researching, developing, performing and/or providing at any time during the two years prior to the Applicable Date of Determination in the betting and gambling industry.

Every provision of this Section 2.5 is intended to be severable. If, in any jurisdiction, any term or provision of this Section 2.5 is determined to be invalid or unenforceable, (a) the remaining terms and provisions of this Section 2.5 shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If the arbitrator(s) determine that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Section 2.5 is unreasonable or unenforceable, the Parties, cooperating in good faith, shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances (and if despite such good faith efforts the Parties are unable to mutually agree upon reduced or modified covenants or restrictions, the arbitrator(s) having jurisdiction thereof shall prescribe appropriately limited or modified covenants or restricted) and, as so reduced or modified, the Parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified. If the arbitrator(s) determine that any provision of this Section 2.5 is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Section 2.5 shall not be affected thereby, and shall remain in full force and effect.

The covenants and undertakings contained in this Section 2.5 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 2.5 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, subject to Section 2.5, the remedy at law for any breach of this Section 2.5 will be inadequate. Therefore, the Purchaser will be entitled to seek an injunction, restraining order or other equitable relief from the arbitral authority specified in Section 12.6 hereof in the event of any breach of this Section 2.5 without the necessity of proving actual damages. The rights and remedies provided by this Section 2.5 are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at law or in equity.

2.6. Transfer of Ownership of Meridian Gaming Peru S.A.C. As promptly as possible following the Closing Date, Milosevic shall take commercially reasonable efforts to transfer his ownership of Meridian Gaming Peru S.A.C. (“Meridian Peru”) to Meridian Gaming Ltd Malta, for nominal consideration (the “Meridian Transfer”). Until the Meridian Transfer is complete, Milosevic shall ensure that all economic benefits of, and revenue of, Meridian Peru are transferred to Meridian Gaming Ltd Malta. The Meridian Transfer shall be an integral part of the transactions contemplated by this Agreement.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers severally represent and warrant the following to the Purchaser as of the Initial Execution Date and the Amended Execution Date, which shall be automatically re-confirmed as of the Closing Date (except to the extent modified by a Sellers Disclosure Schedule, discussed below). The representations and warranties below are qualified by the a disclosure schedules provided by Sellers to Purchaser at the time of their execution of this Agreement (the “Sellers Disclosure Schedule”), which Sellers Disclosure Schedule shall be updated by an updated and final schedule delivered at least fifteen (15) Business Days prior to the Closing Date, to the extent required to confirm that any of the disclosures set forth in this ARTICLE IV are true and correct as of Closing (the “Sellers Closing Disclosure Schedule”); provided further that the Sellers shall promptly disclose any updated disclosure schedule to the Purchaser, as soon as the Sellers are aware of any material changes to the information previously Disclosed on any Sellers Disclosure Schedule (each an “Updated Sellers Disclosure Schedule”). Except when otherwise expressly stated in this Agreement in relation to any specific representations and warranties of the Sellers, the same are qualified by facts, matters and information which are Disclosed to the Purchaser and the materiality criteria in the amount of One Hundred Thousand Dollars (USD $100,000). The Purchaser acknowledges that: (i) before Closing it shall have had a full and fair opportunity to make its own investigations and enquiries into the Companies and their assets and financial and business affairs; and (ii) that it is relying on such investigations and enquiries in buying 100% of the registered share capital in the Companies, in addition to the representations and warranties given by the Sellers hereunder. All references in this ARTICLE III to “Companies”, “Company”, “Company Party” or “Company Parties” shall include each of the Subsidiaries of each Company and each of the Companies, as applicable, unless the context requires otherwise:

3.1. Organization. Meridian Serbia is a private limited company, duly formed, validly existing and in good standing under the laws of the Republic of Serbia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Meridian Montenegro is a private limited company, duly formed, validly existing and in good standing under the laws of Montenegro and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Meridian Bosnia (as defined in Section 3.4 hereof) is a private limited company, duly formed, validly existing and in good standing under the laws of Bosnia and Herzegovina and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Party is duly qualified or registered as a limited liability company or other organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Schedule 3.1 contains a correct and complete list of the jurisdictions in which the Company Parties are qualified or registered to do business, as applicable. The Sellers have made available to the Purchaser true, complete and correct copies of the Governing Documents of each of the Company Parties as in effect on the Initial Execution Date and the Amended Execution Date.

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3.2. Authorization. Each Seller has all necessary power and authority to execute and deliver this Agreement, the other Transaction Documents and the Sellers Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the Sellers Ancillary Documents by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement, the other Transaction Documents and the Seller Ancillary Documents have been duly executed and delivered by the Sellers and constitute the valid and binding agreements of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3. Shares of the Companies.

3.3.1 Schedule 3.3.1 accurately and completely sets forth the capital structure of each of the Company Parties and each of their Subsidiaries including the number of, percentage ownership of, and holders of, all shares which are registered and paid in/contributed. Shares in the Companies and each of their Subsidiaries (a) are duly authorized, validly registered and fully paid in/contributed and (b) are held of record by the Persons and in the amounts set forth on Schedule 3.3.1. Except as set forth on Schedule 3.3.1, with respect to each of the Company Parties and each of their Subsidiaries, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre-emptive rights, subscriptions, Claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Shares in the Companies or their Subsidiaries; (ii) there are no outstanding contracts or other agreements of the Company Party and each of their Subsidiaries, any Seller or any other Person to purchase, redeem or otherwise acquire any Share in the Companies and each of their Subsidiaries, or securities or obligations of any kind convertible into Shares in the Companies and each of their Subsidiaries; (iii) save as agreed in this Agreement, there are no dividends which have accrued or been declared but are unpaid on the equity interests of the Company Party or their Subsidiaries; (iv) there are no voting agreements, shareholders agreements or other agreements relating to the management of the Company Party or their Subsidiaries; and (v) there are no outstanding agreements or understandings restricting the transfer or sale of the Shares in the Companies or the shares of the Subsidiaries, or which prohibit the Purchaser from acquiring the Shares in the Companies pursuant to this Agreement.

3.3.2 The Company Parties and their Subsidiaries have no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Sellers or the Companies (including their Subsidiaries) on any matter.

3.4. Subsidiaries. The Company Parties do not own directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, registered partnership, joint venture or other entity, except as set forth on Schedule 3.4. Schedule 3.4 also specifies all of the Persons holding a minority interest in such Subsidiaries (all such Persons, excepting only those Persons set forth on Schedule 3.4, the “Minority MB Shareholders”).

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Without limiting the foregoing, the Sellers represent that Meridian Serbia owns 100% of the registered share capital of Meridian Tech d.o.o., a private limited company formed under the laws of Bosnia and Herzegovina, with registered address at Skendera Kulenovića 91, 78 000 Banja Luka (“Meridian Bosnia”), free and clear of all Liens.

3.5. Absence of Restrictions and Conflicts. The execution, delivery and performance by the Sellers of this Agreement, the other Transaction Documents and the Sellers Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any third party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, the other Transaction Documents and the Sellers Ancillary Documents and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Governing Documents of the Sellers or the Companies, (ii) any Company Contract (defined below) or any permit, franchise, License or other instrument applicable to the Companies, if the breach, default, loss, or acceleration would be reasonably likely to have a Material Adverse Effect on the Company, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Sellers or the Companies are a party or by which the Sellers or the Companies or any of their respective properties are bound, or (iv) assuming the permits/approvals specified in Schedule 3.24 are promptly obtained, any Law or arbitration award applicable to the Companies.

3.6. Real Property. The Company Parties (i) own the Owned Real Property and (ii) lease the Leased Real Property with an average total rent in excess of Two Thousand, Five Hundred Euros (€2,500) per month under the subject lease(s) set forth on Schedule 3.6.

3.7. Title to the Share in the Companies. The Sellers are the sole record and beneficial owners of the Shares in the Companies owned by the Sellers as set forth on Schedule A (defined herein as the “Seller’s Shares”) and each has good and marketable title to all of the Seller’s Shares, free and clear of any, claims, charges, options, rights of tenants or other Liens. Each Seller has sole managerial and dispositive authority with respect to the Seller’s Shares and has not granted any person a proxy or option to buy the Seller’s Shares that has not expired or been validly withdrawn. The sale and delivery of the Seller’s Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser the legal and valid title to the Seller’s Shares acquired by the Purchaser hereunder, free and clear of all security interests, adverse claims or other Liens of any character whatsoever, except for those associated with the restricted nature of the Seller’s Shares.

3.8. Title to Assets; Related Matters.

3.8.1 Each Company Party has good and valid title, a valid leasehold interest in, or a valid License for, all of the material property and assets owned, leased, Licensed, operated or used by such Company Party, free and clear of all Liens, except Permitted Liens.

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3.8.2 All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by the Companies and their Subsidiaries (i) are in sufficient operating condition and in a state of sufficient maintenance and repair to be in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all applicable Laws applicable thereto, except where the failure to fulfill one of the following would be reasonably likely to have a Material Adverse Effect on the relevant Company. Sellers have no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except for leased items that are subject to personal property leases, no Person other than the Companies and their Subsidiaries owns any material equipment or other tangible personal property or assets situated on the premises of the Companies and their Subsidiaries.

3.8.3 Neither the Sellers nor any of their Affiliates (other than the Companies and their Subsidiaries) owns or holds any material assets or property (tangible or intangible) that are currently being used in connection with the business of the Companies and their Subsidiaries.

3.8.4 Schedule 3.8.4 sets forth a listing of all (a) material equipment and assets owned, leased, Licensed, operated or used by the Company Parties in their respective operations; and (b) all automobiles, trucks, automotive equipment and other vehicles owned, leased or used by the Company Parties and their Subsidiaries in their respective operations, in each case whose value exceeds the amount of One Hundred Thousand Dollars (USD $100,000).

3.9. Advertising. Each Company Party is in compliance in all material respects, and has been in compliance in all material respects since January 1, 2021, with all Laws applicable to the Company Business with respect to the advertising, marketing and communication services (“Regulated Product Marketing Services”); and (i) the Company Parties have not received and are not subject to any administrative or regulatory action, or other similar written or other notice, complaint or inquiry made by any regulatory body or Governmental Entity asserting that any element of products or services is not in compliance with any applicable Laws, and, to the Knowledge of each Seller, no violation is threatened.

3.10. Information Technology.

3.10.1 The Company Parties have taken commercially reasonable precautions to preserve and document the Company Parties’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

3.10.2 To the Knowledge of each Seller, on the Initial Execution Date, Amended Execution Date and as of the Closing Date, the Company Parties own or hold valid leases and/or licenses to the Company Systems which are used by or necessary for the Company Parties to conduct their businesses as currently conducted. To the Knowledge of each Seller, upon the consummation of the transactions contemplated hereunder, the Company Parties shall have the right to use and access the Company Systems as required to carry on its respective businesses as currently conducted.

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3.10.3 In the 12 months preceding the Initial Execution Date and the Amended Execution Date, to the Knowledge of the Companies, no IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to the Companies.

3.10.4 Other than as could not reasonably be expected to result in a Material Adverse Effect on the operations of the Company, the Company maintains and each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to the Company.

3.10.5 Since January 1, 2021, there have been no material interruptions, data losses or similar incidents attributable to the Company Systems owned or used by the Companies. To the Knowledge of the Companies, the Company Systems owned or used by the Companies have the capacity and performance necessary to meet in all material respects the requirements of its respective businesses as currently conducted, with respect to its usage of the Company Systems.

3.10.6 As used herein, “Company Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of the Company Parties.

3.10.7 As used herein, “IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company Parties.

3.10.8 “IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company Parties under any IT Contract.

3.11. Financial Statements.

3.11.1 There are no Known liabilities or obligations of the Company Parties of any nature, accrued, contingent or otherwise, of a nature required to be disclosed in a balance sheet prepared in accordance with IFRS, other than those Known liabilities or obligations that are Disclosed or set forth on Schedule 3.11.

3.11.2 The Company Parties maintain a system of accounting controls that is designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the required accounting standards and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.11.3 The Financial Statements (as defined in Section 9.13) were prepared in accordance with the books of account and other financial records of the Company in all material respects; (ii) present fairly the financial condition and results of operations of the Company as of the respective dates thereof or for the respective periods covered thereby; (iii) have been prepared in accordance with required accounting standards applied on a basis consistent with the past practices of the Company Parties; and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Company Parties and the results of the operations of the Company Parties as of the respective dates thereof or for the respective periods covered thereby.

3.11.4 The books of account and other financial records of the Company Parties (i) accurately reflect in all material respects items of income and expense and all assets and liabilities required to be reflected therein in accordance with required accounting standards applied on a basis consistent with the past practices of the Company Parties; (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good accounting practices in all material respects.

3.11.5 There has been no change in the Company Parties’ accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements, other than as set forth in the Financial Statements. Except as set forth in the Financial Statements, there are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are required to be shown in the Financial Statements in accordance with required accounting standards. Except as disclosed in the Financial Statements, the Company Parties are not guarantors or indemnitors of any indebtedness of any other non-Affiliated Person.

3.12. Absence of Certain Changes.

3.12.1 Except as set forth on Schedule 3.12, since January 1, 2021, the Company Parties have not made any amendment to any Tax Returns, made any election, adopted any material accounting method or fiscal year, or taken any position in any Tax Returns relating to the Company Parties that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to the Company Parties.

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3.13. Legal Proceedings.

3.13.1 Save as Disclosed, in Schedule 3.13, no suit, action, Claim, arbitration, Proceeding or Known investigation is pending or, to the Knowledge of each Seller, threatened against, relating to or involving the Company Parties, their respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”), which reasonably has the potential (in a worst-case scenario, in which the Company Party does not prevail) to produce an adverse liability or judgment against the Company Party in excess of Twenty Thousand Euros (€20,000).

3.13.2 No actions, suits, Claims, Known investigations or other legal Proceedings are pending or, to each Seller’s Knowledge, threatened against or by any Seller or the Company Parties, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.14. Compliance with Law.

3.14.1 (i) Save as Disclosed and to the Knowledge of each Seller (solely with respect to the business of the Company Parties), the Company Parties are, and since January 1, 2021, have been, in compliance with all material applicable Laws; (ii) no Seller (solely with respect to the business of the Company Parties), nor the Company Parties have been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of each Seller, no Seller (solely with respect to the business of the Company Parties), nor the Company Parties are now under investigation with respect to, any violation of any material applicable Law or other material requirement of a Governmental Entity; (iii) neither the Sellers (solely with respect to the business of the Company Parties) nor the Company Parties are a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Sellers (solely with respect to the business of the Company Parties) and the Company Parties have filed all material reports and have all material Licenses required to be filed with any Governmental Entity on or before the Initial Execution Date and the Amended Execution Date; and (v) the Company Parties have not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Company Parties, or (b) any material restrictions, penalties, or limitations, nor any Liens, being imposed on the Company Parties or their assets.

3.14.2 Without limiting the representations of Sellers in Section 3.14.1, above, each of the Sellers confirms that:

(i) Compliance with Anti-Money Laundering Laws. The operations of the Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Companies with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened. The Company has established and maintains procedures and controls that are reasonably designed to ensure that the Company and its Subsidiaries are in compliance in all material respects with any applicable FCPA, Anti-Money Laundering Laws or OFAC Laws.

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(ii) No Conflicts with Sanctions Laws. Neither the Companies, nor to Sellers’ Knowledge any director, officer, employee, agent, Affiliate of the Companies or other person acting on behalf of the Companies or Affiliates is, or is directly or indirectly owned or controlled by, a Person that is currently subject to any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Departments of State or Commerce and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (collectively, “Sanctions”), nor are the Companies located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo or Sanctions prohibiting trade with the country or territory, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); no action of Companies in connection with (i) the execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) the sale of the Share in the Companies or (iii) any other transaction contemplated hereby or by the other Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any subsidiary, joint venture partner or other person or entity, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Companies have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(iii) Anti-Bribery. Neither the Companies nor any of the Sellers or Companies Affiliates, nor to Sellers’ Knowledge any director, officer, agent, employee or other person associated with or acting on behalf of the Companies or Affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, to any employee or agent of a private entity with which Companies do or seek to do business (a “Private Sector Counterparty”) or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision of any applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, or any other similar law of any other jurisdiction in which the Companies operate its businesses, including, in each case, the rules and regulations thereunder, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to improperly obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment. Companies have instituted and have maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; and none of the Companies or their Affiliates will directly or indirectly use the proceeds from the Acquisition or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

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3.15. Company Contracts. Each material contract of the Company Parties (“Company Contracts”) and all material supply contracts and agreements (excluding contracts, work orders and purchase orders individually requiring the Company Parties to spend an amount less than $200,000 or the Foreign Currency Equivalent) for the provision of goods or services for the Company Parties, is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company (subject to the same qualification set forth in the last sentence of Section 3.2), and, to the Knowledge of each Seller, each other party to such Company Contract. No material default or breach of the Company Parties, exists under any Company Contract and, to the Knowledge of the Seller, no such default exists with respect to any third party to any Company Contract. The Company Parties are not participating in any discussions or negotiations regarding any modification of or amendment to any Company Contract or entry into any new material contract applicable to the Company Parties or the real or personal property of the Company Parties, except in the Ordinary Course or to the extent such modification/amendment will not have a Material Adverse Effect on the Company. Each Company Contract that requires the consent of or notice to the other party thereto in order to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby (collectively, the “Required Consents”) has been obtained by the Sellers and the Company Parties as of the Closing Date, and as such, no breach, default or violation of any such contract, agreement or other instrument requiring consent or notice in connection with this Agreement or the transactions contemplated herein, has or will occur in connection with the Parties’ entry into this Agreement or the consumption of the transactions contemplated herein, except where the failure to obtain the consent or the resulting default is not reasonably likely to have a Material Adverse Effect on the relevant Company.

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3.16. Taxes.

3.16.1 Tax Returns and Payment of Taxes. All Tax Returns of the Company Parties required to have been filed through the Initial Execution Date and the Amended Execution Date in accordance with applicable Law have been duly filed and are correct and complete in all material respects. All Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company (whether or not shown on any Tax Return), have been paid in full. No extensions of time are in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed. No written Claim has been made since the formation of the Company Parties by a Governmental Entity in a jurisdiction where the Company Parties do not file Tax Returns that the Company Parties are or may be subject to taxation by that jurisdiction. To Sellers’ Knowledge, the Company Parties have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company Parties have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances obligate it to make any payments that will not be deductible under any laws governing taxation applicable to the jurisdictions in which the Company Parties are domiciled equivalent to Section 280G of the Code. The Company Parties have delivered to the Purchaser correct and complete copies, where applicable, of all federal, state, local and foreign income Tax Returns (together with any agents’ reports) relating to its operations for taxable periods ended on or after December 31, 2020.

3.16.2 Tax Audits and Other Proceedings. No Claim for any Tax deficiency has been asserted or assessed in writing against the Company Parties, or against the Sellers with respect to the Company Parties, which has not been paid, resolved, or is being contested in good faith by appropriate proceedings. No Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of the Company Parties exist. To the Knowledge of the Seller, no Claims, audits, or investigations are pending or threatened against the Company, or against the Sellers with respect to the Company Parties, for any Tax. No outstanding waivers or agreements by or on behalf of the Company Parties for the extension of time for the assessment of any Taxes or deficiency thereof exist. No requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company Parties, or any other matters relating to Taxes pending between the Company Parties and any Governmental Entity exist.

3.17. Employment Matters.

3.17.1 The Company Parties are not a party to, or bound by, any collective bargaining or other agreement with a labor or trade union organization representing any of their Employees. Since January 1, 2021, there has not been, nor to any Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company Parties.

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3.17.2 Save as Disclosed, the Company Parties are in compliance with all applicable material Laws pertaining to employment and employment practices. No actions, suits, Claims, Known investigations or other legal Proceedings against the Company Parties are pending, or to the Knowledge of any Seller, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Company Parties, including, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

3.17.3 The Company Parties will not have any employment agreements in place which survive the Closing and involve an annual amount of base salary above One Hundred Thousand Dollars (USD $100,000), except as set forth on Schedule 3.17.

3.18. Gifts and Benefits. No Employee, consultant or agent of the Company Parties acting on behalf of such Company Parties has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Company Parties (or assist the Company Parties in connection with any actual or proposed transaction): (a) any illegal gift or benefit, or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Material Adverse Effect on the relationship of the Company Parties with such Person.

3.19. Export Control Laws. The Companies have conducted export transactions in compliance with applicable provisions of all applicable material Laws relating to export controls and regulations.

3.20. Environmental, Health and Safety Matters.

3.20.1 The Company Parties possess all material permits and approvals required under, and each is in material compliance with, all applicable Environmental Laws, and the Company Parties are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws or contained in any other applicable Law.

3.20.2 The representations and warranties set forth in this Section 3.20 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

3.21. Intellectual Property.

3.21.1 Schedule 3.21 contains a list of all Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property, and identifies that which is owned and that which is Licensed by the Company.

3.21.2 To the Knowledge of the Sellers, with the exception of any pending application and Disclosed data, no Company Registered Intellectual Property or product or service used by the Companies related to Company Registered Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Companies or (ii) that is reasonably likely to have a Material Adverse Effect on the validity, use or enforceability of the Company Registered Intellectual Property or any such product or service. With the exception of any pending application, each item of Company Registered Intellectual Property is valid and subsisting.

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3.21.3 Save as Disclosed, each Seller represents that neither it nor the Company Parties own any trademark registrations or applications for registration in any jurisdiction and no such applications have been filed by any Seller, the Company Parties, any of their respective Affiliates or their respective predecessors-in-interest. Save as Disclosed, each Seller represents that neither it nor the Company Parties own any copyright registrations or applications in any jurisdiction and no such applications have been filed by any Seller, the Company Parties, any of their respective Affiliates or their respective predecessors-in-interest. Save as Disclosed, each Seller represents that neither itself, the Company Parties, any of their respective Affiliates, nor their respective predecessors-in-interest are party to any license, agreement or other permission which any Seller or the Company Parties have granted to any other Person with respect to any item of Intellectual Property in the United States and/or any jurisdictions worldwide and that no such licenses, agreements or other permissions exist.

3.21.4 The Company Parties own and have good and exclusive title to, or has Licenses to, each material item of Company Intellectual Property, free and clear of any Lien (excluding Licenses and related restrictions); and the Company Parties are the exclusive owners or exclusive licensees of all material trademarks and service marks, trade names (including, but not limited to “Meridian Tech”, and any derivative thereof) and domain names (including, without limitation, the domain name “meridianbet.com”) used by the Companies, all of which are set forth on Schedule 3.21.4, including the sale of any products or the provision of any services of the Company Parties, free and clear of all Liens. Save as Disclosed, the Company Parties have not granted any material rights or interest in the Company Intellectual Property to a third party. In addition to, and in no way in limitation of the foregoing, at or prior to Closing, the Company Parties shall hold a valid License for, or otherwise have a valid right to use, any software used in or necessary for the conduct of its business as currently conducted.

3.21.5 The Company Parties own exclusively and have good title to all material copyrighted works used by the Company Parties that (i) are products of the Company Parties or (ii) the Company Parties otherwise expressly purport to own, free and clear of all Liens. No works of original authorship are used by the Company Parties or prepared by or on behalf of the Company Parties, except as to which the Company Parties have obtained or are seeking a copyright registration for such works.

3.21.6 To the Knowledge of the Sellers, the operations of the Companies as currently conducted, including the Companies’ design, development, marketing and sale of the products or services of the Companies (including with respect to products currently under development), have not, do not and shall not infringe or misappropriate in any manner the Intellectual Property of any Third Party or, constitute unfair competition or trade practices under the Laws of any jurisdiction.

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3.21.7 The Sellers have no Knowledge of, and have not received written notice of or any other overt threat from any Third Party, that the operation of the Company Parties as it is currently conducted, or any act, product or service of the Company Parties, infringes or misappropriates the Intellectual Property of any Third Party or constitutes unfair competition or trade practices under the Laws of any jurisdiction within the last three (3) years.

3.21.8 To the Knowledge of the Sellers, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

3.21.9 Neither the Company Parties nor any Seller have, in their Knowledge, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and neither the Sellers nor Company Parties have ever received in the three (3) years preceding the Initial Execution Date and the Amended Execution Date any charge, complaint, claim, demand or notice from any Governmental Entity or other Person alleging any such interference, infringement, misappropriation or conflict (including any claim that the Company Parties or any Seller must license or refrain from using any Intellectual Property rights of any other Person). To each Seller’s Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

3.21.10 Each Seller represents that neither it nor the Company Parties use any computer software or Intellectual Property owned by any Person other than the Company Parties pursuant to any license, sublicense, agreement or permission.

3.21.11 To each Seller’s Knowledge, the continued operation of the Company Parties’ business as currently conducted does not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any Person.

3.22. Transactions with Affiliates. Except as set forth on Schedule 3.22 and/or as Disclosed, no Person with whom any Seller or Company officer or director has any direct or indirect relation by blood, marriage or adoption within a second degree of consanguinity or affinity owns any beneficial interest in: (a) any material contract, arrangement or understanding with, or relating to, the Company Parties or the properties or assets of the Company Parties; (b) any material loan, arrangement, understanding, agreement or contract for or relating to the Company Parties or the properties or assets of the Company Parties; or (c) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company Parties. The aggregate value of all transactions involving a person having such a relationship by blood, marriage or adoption with respect to the Company Parties during the fiscal year ended December 31, 2022 was not in excess of $150,000 (or the Foreign Currency Equivalent), and there are no Related Party Transactions currently in place or contemplated that would, individually or in the aggregate, be expected to cause the aggregate value of all such transactions during the current fiscal year to exceed $150,000.

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This Section 3.22 is not intended to govern or apply to contracts, arrangements, or other understandings between two Company Parties, and no intra-Company Party dealings are listed in Schedule 4.22.

3.23. Accounts Receivable. All material Receivables (billed and unbilled) of the Company have arisen from bona fide transactions by such Company in the Ordinary Course. To the Knowledge of the Seller, all Receivables of the Company are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof (net of any applicable allowance for doubtful accounts).

3.24. Licenses. Schedule 3.24 is a correct and complete list of all material Licenses held by the Companies. The Companies own or possess all material Licenses that are necessary to enable them to carry on their operations as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not (i) have a Material Adverse Effect on any such License, or (ii) (except for the Governmental Approvals) require consent from, or notice to, any Governmental Entity. The Companies have taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

3.25. Brokers, Finders and Investment Bankers. Neither the Company Parties, nor any Seller, nor any Affiliate of the Company Parties, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Sellers will jointly and severally indemnify and hold the Purchaser harmless against any and all brokerage, finders and other fees payable by the Seller or Company Parties hereunder.

3.26. Employee Benefit Plan; Profit Sharing and Related. Save as Disclosed, the Companies do not currently have and have never had any Employee Benefit Plan, profit sharing plans or incentive compensation plans. No bonuses are due or accrued, or will be due as of the end of any applicable period hereafter, to any employees or consultants of the Company Parties.

3.27. Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Company Parties (including their Representatives) or any Seller to the Purchaser (the “Provided Materials”), or their Affiliates or Representatives as part of the due diligence process leading up to the Parties entry into this Agreement were and remain accurate and complete in all material respects when provided and as of the Closing Date.

3.28. No Indebtedness. As of the Initial Execution Date and the Amended Execution Date, (a) no obligations exist with respect to any Indebtedness of the Company Parties, except as Disclosed and/or set forth on Schedule 3.11; and (b) no liabilities, Indebtedness, agreements or other obligations are owed between the Company, on the one hand, and any Seller and its Affiliates, on the other hand, except as set forth on Schedule 3.11.

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3.29. Insurance. To the extent any insurance proceeds are received by any Seller or any of its Affiliates (other than the Company Parties) after the Closing with respect to a loss of, or damage to, the assets of, or any Claim against, the Company Parties relating to the Company Parties prior to the Closing (including any insurance proceeds with respect to continuing business interruption experienced by the Company Parties after the Closing), such Seller shall, or shall cause the appropriate Affiliate to, remit such insurance proceeds to the Company Parties or their designee; provided, that such Seller shall not be required to remit any insurance proceeds to the Company Parties with respect to business interruption to the Company Parties prior to the Closing.

3.30. No Dividends or Distributions. The Sellers Disclosed to the Purchaser that the Companies and its Subsidiaries have more than Ten Million Dollars (USD $10,000,000) of available cash (excluding guarantees) at the Effective Date of the Closing (the “Aggregate Required Closing Cash”).

3.31. Cash on Hand. Each of the Company Parties has, and as of the Closing Date will continue to have, sufficient cash on hand to conduct its operations in the same manner as it has conducted such operations prior to the Initial Execution Date and the Amended Execution Date.

3.32. Financial Metrics. The Companies have had, in the aggregate, at least Forty Million Euros (€40 million) in Revenues, Eight Million Euros (€8 million) in net income, and a Twelve (12)-Month Trailing EBITDA of at least Ten Million Euros (€10 million) in each of their last two (2) completed fiscal years ended on December 31, 2021 and December 31, 2022, as calculated in accordance with IFRS and demonstrated in the Financial Statements (hereinafter defined).

3.33. Proxy Statement Information. None of the information supplied or to be supplied by the Sellers to the Purchaser for inclusion in the Proxy Statement or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.34. Insider Trading. Each Seller certifies and confirms that he, she, or it has not personally, nor through any third parties, purchased, nor caused to be purchased in the public marketplace any publicly-traded shares of Purchaser. Each Seller further certifies and confirms that he, she, or it has not communicated the nature of the transactions contemplated herein, and is not a party to any insider trading in Purchaser’s securities. Each Seller further certifies and confirms that he, she, or it has not “tipped” any related parties nor third parties regarding the transactions contemplated herein, and/or advised any parties to purchase, sell or otherwise trade shares of Purchaser’s securities.

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3.35. Additional Representations, Acknowledgements and Warranties of the Sellers Regarding the Purchaser Shares.

Each Seller represents, acknowledges and warrants the following to the Purchaser:

3.35.1 Each Seller recognizes that the Purchaser Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Purchaser Shares is registered under the Securities Act or unless an exemption from registration is available. Such Seller may not sell the Purchaser Shares without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

3.35.2 Each Seller is acquiring the Purchaser Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Purchaser Shares. No one other than such Seller will have any beneficial interest in said securities, except by the potential application of family Laws. Each Seller agrees to set forth the terms of its ownership, record address and social security number/EIN (or, if such Seller is not a U.S. citizen, a national identity number or other form of identification acceptable to Purchaser) on the Share Registration Form, a form of which is attached hereto as Exhibit A (the “Share Registration Forms”);

3.35.3 Each Seller acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and has completed a Certificate of Accredited Investor Status, in the form attached hereto as Exhibit B (the “Seller Certification”);

3.35.4 Each Seller (A) is aware of, has received and had an opportunity to review (i) the Purchaser’s Transition Report on Form 10-K for the transition period from February 1, 2021 to October 31, 2021, as filed with the SEC on January 13, 2022; (ii) the Purchaser’s Annual Report on Form 10-K for the year ended October 31, 2022, filed with the SEC on January 30, 2023, and (iii) the Purchaser’s Quarterly Reports on Form 10-Q and current reports on Form 8-K from November 1, 2021, to the date of such Seller’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “Golden Matrix Group” in the “Purchaser name” field, and clicking the “Search” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein, and Equity Incentive Plan (collectively the “Disclosure Documents”) and an independent investigation made by it of the Purchaser; (B) has, for a reasonable time prior to the Initial Execution Date and the Amended Execution Date, been given an opportunity to review material contracts and documents of the Purchaser and has had an opportunity to ask questions of and receive answers from the Purchaser’s officers and directors and has no pending questions as of the Initial Execution Date and the Amended Execution Date; and (C) is not relying on any oral representation of the Purchaser or any other person, nor any written representation or assurance from the Purchaser; in connection with each Seller’s acceptance of the Securities and investment decision in connection therewith. Each Seller acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

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3.35.5 Each Seller has such knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of an investment in the Purchaser Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Purchaser Shares;

3.35.6 Each Seller has had an opportunity to ask questions of and receive satisfactory answers from the Purchaser, or any person or persons acting on behalf of the Purchaser, concerning the terms and conditions of this Agreement and the Purchaser, and all such questions have been answered to the reasonable satisfaction of such Seller;

3.35.7 Each Seller recognizes that an investment in the Purchaser is a speculative venture. The ownership of the Purchaser Shares as an investment involves special risks;

3.35.8 Each Seller realizes that the Purchaser Shares cannot readily be sold as they will be restricted securities and therefore the Purchaser Shares must not be accepted unless such Seller has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Seller can provide for current needs and possible personal contingencies;

3.35.9 Each Seller confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Purchaser Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment;

3.35.10 Each Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Purchaser Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Purchaser Shares are a suitable investment for itself;

3.35.11 Each Seller has not become aware of and has not been offered the Purchaser Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Seller’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

3.35.12 Each Seller confirms and acknowledges that the Purchaser is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Purchaser Shares by such Seller, and such Seller is solely responsible for determining the status, in its hands, of the Purchaser Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Purchaser Shares; and

3.35.13 Each Seller confirms and acknowledges that the Purchaser Shares will bear the following restrictive legend (or a similar legend):

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‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.’’

3.36. No Other Representations and Warranties. Except for the representations and warranties contained herein (including the related portions of the Disclosure Schedules), the Sellers and Companies do not make any other express or implied representations or warranties to the Purchaser. For the avoidance of doubt, any delivery made through the electronic data room established by the Parties that is viewable by the Purchaser and its Representatives at least three (3) days prior to the Initial Execution Date and the Amended Execution Date shall constitute Disclosure to Purchaser hereunder.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants the following to the Sellers as of the Initial Execution Date and the Amended Execution Date, which shall be automatically re-confirmed as of the Closing Date (except to the extent modified by a Purchaser Disclosure Schedule, discussed below). The representations and warranties below are qualified by the a disclosure schedules provided by Purchaser to Sellers at the time of its execution of this Agreement (the “Purchaser Disclosure Schedule”, and together with the Sellers Disclosure Schedule, the “Disclosure Schedules”), which Purchaser Disclosure Schedule shall be updated by an updated and final schedule delivered at least fifteen (15) Business Days prior to the Closing Date, to the extent required to confirm that any of the disclosures set forth in this ARTICLE IV are true and correct as of Closing (the “Purchaser Closing Disclosure Schedule”, and together with the Sellers Closing Disclosure Schedule, the “Closing Disclosure Schedules”); provided further that the Purchaser shall promptly disclose any updated disclosure schedule to the Sellers, as soon as the Purchaser is aware of any material changes to the information previously Disclosed on any Purchaser Disclosure Schedule (each an “Updated Purchaser Disclosure Schedule”, and together with the Updated Sellers Disclosure Schedules, each an “Updated Disclosure Schedule”). Except when otherwise expressly stated in this Agreement in relation to any specific representations and warranties of the Purchaser, the same are qualified by facts, matters and information which are Disclosed to the Sellers and the materiality criteria in the amount of One Hundred Thousand Dollars (USD $100,000). The Sellers acknowledge that: (i) before Closing they shall have had a full and fair opportunity to make their own investigations and enquiries into the Purchaser and its assets and financial and business affairs; and (ii) that they are relying on such investigations and enquiries in selling 100% of the registered share capital in the Companies, in addition to the representations and warranties given by the Purchaser hereunder. All references in this ARTICLE III to Purchaser shall include each of the Subsidiaries of the Purchaser, as applicable, unless the context requires otherwise:

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4.1. Organization. The Purchaser is a for-profit corporation, duly formed, validly existing and in good standing under the laws of the state of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or registered as a corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Purchaser is qualified or registered to do business, as applicable. The Purchaser has made available to the Sellers true, complete and correct copies of the Governing Documents of the Purchaser as in effect on the Initial Execution Date and the Amended Execution Date.

4.2. Authorization. Purchaser has all necessary power and authority to execute and deliver this Agreement, the other Transaction Documents and the Purchaser Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of such Purchaser. This Agreement, the other Transaction Documents and the Purchaser Ancillary Documents have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3. Securities of the Purchaser.

4.3.1 Except as set forth on Schedule 4.3.1, with respect to Purchaser and each of its Subsidiaries, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre-emptive rights, subscriptions, Claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the outstanding capital stock of the Purchaser or its Subsidiaries; (ii) there are no outstanding contracts or other agreements of the Purchaser or its Subsidiaries, Purchaser or any other Person to purchase, redeem or otherwise acquire any capital stock in the Purchaser or its Subsidiaries, or securities or obligations of any kind convertible into capital stock of the Purchaser or its Subsidiaries; (iii) save as agreed in this Agreement, there are no dividends which have accrued or been declared but are unpaid on the equity interests of the Purchaser or its Subsidiaries; (iv) there are no voting agreements, shareholders agreements or other agreements relating to the management of the Purchaser or its Subsidiaries; and (v) there are no outstanding agreements or understandings restricting the transfer or sale of the capital stock of the Purchaser or its Subsidiaries, or which prohibit the Sellers from acquiring shares of capital stock of the Purchaser pursuant to this Agreement.

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4.3.2 The Purchaser and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the Purchaser or its Subsidiaries on any matter.

4.3.3 Upon the issuance of the Closing Common Stock and Purchaser Series C Preferred Stock on the Closing Date, Sellers will hold a majority of the voting shares of the Purchaser.

4.4. Subsidiaries. The Purchaser does not own directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, registered partnership, joint venture or other entity, except as set forth on Schedule 4.4.

4.5. Absence of Restrictions and Conflicts. The execution, delivery and performance by the Purchaser of this Agreement, the other Transaction Documents and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any third party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, the other Transaction Documents and the Purchaser Ancillary Documents and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Governing Documents of the Purchaser, (ii) any material contract of the Purchaser or any permit, franchise, License or other instrument applicable to the Purchaser, if the breach, default, loss, or acceleration would be reasonably likely to have a Material Adverse Effect on the Purchaser (for the purposes of this ARTICLE IV, each reference to Material Adverse Effect shall mean the definition of “Material Adverse Effect” herein, substituting a reference to the Purchaser for each reference to the Company), (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Purchaser is a party or by which the Purchaser or its properties are bound, or (iv) assuming the permits/approvals specified in Schedule 4.23 are promptly obtained, any Law or arbitration award applicable to the Purchaser.

4.6. Real Property. The Purchaser owns no Owned Real Property, and the only Leased Real Property of the Purchaser is subject to the lease(s) set forth on Schedule 5.6.

4.7. Title to Assets; Related Matters.

4.7.1 Purchaser has good and valid title, a valid leasehold interest in, or a valid License for, all of the material property and assets owned, leased, Licensed, operated or used by Purchaser, free and clear of all Liens, except Permitted Liens.

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4.7.2 All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by the Purchaser and its Subsidiaries (i) are in sufficient operating condition and in a state of sufficient maintenance and repair to be in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course (for the purposes of this ARTICLE IV, each reference to Ordinary Course shall mean the definition of “Ordinary Course” herein, substituting a reference to the Purchaser for each reference to the Company Parties), and (iii) conform to all applicable Laws applicable thereto, except where the failure to fulfill one of the following would be reasonably likely to have a Material Adverse Effect on the Purchaser. Purchaser has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except for leased items that are subject to personal property leases, no Person other than the Purchaser and its Subsidiaries owns any material equipment or other tangible personal property or assets situated on the premises of the Purchaser and its Subsidiaries.

4.7.3 No Shareholder, Representative, or Affiliate of Purchaser owns, Leases, or holds any material assets or property (tangible or intangible) that are currently being used in connection with the business of the Purchaser and its Subsidiaries.

4.7.4 Schedule 4.7.4 sets forth a listing of all (a) material equipment and assets owned, leased, Licensed, operated or used by the Purchaser in its respective operations; and (b) all automobiles, trucks, automotive equipment and other vehicles owned, leased or used by the Purchaser and its Subsidiaries in their respective operations, in each case whose value exceeds the amount of One Hundred Thousand Dollars (USD $100,000).

4.8. Advertising. Purchaser is in compliance in all material respects, and has been in compliance in all material respects since January 1, 2021, with all Laws applicable to the Purchaser and its Subsidiaries with respect to the advertising, marketing and communication services (“Regulated Product Marketing Services”); and (i) the Purchaser has not received and is not subject to any administrative or regulatory action, or other similar written or other notice, complaint or inquiry made by any regulatory body or Governmental Entity asserting that any element of its products or services is not in compliance with any applicable Laws, and, to the Knowledge of Purchaser, no violation is threatened.

4.9. Information Technology.

4.9.1 The Purchaser has taken commercially reasonable precautions to preserve and document the Purchaser’s material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

4.9.2 To the Knowledge of Purchaser, on the Initial Execution Date, Amended Execution Date and as of the Closing Date, the Purchaser owns or holds valid leases and/or licenses to the Purchaser Systems which are used by or necessary for the Purchaser to conduct its businesses as currently conducted. To the Knowledge of Purchaser, upon the consummation of the transactions contemplated hereunder, the Purchaser shall have the right to use and access the Purchaser Systems as required to carry on its businesses as currently conducted.

4.9.3 In the 12 months preceding the Initial Execution Date and the Amended Execution Date, to the Knowledge of the Purchaser, no Purchaser IT Contract Supplier has been in material default of any Purchaser IT Contract with respect to the provision of information and communications technology services to the Purchaser.

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4.9.4 Other than as could not reasonably be expected to result in a Material Adverse Effect on the operations of the Purchaser, the Purchaser maintains and each Purchaser IT Contract Supplier who manages the Purchaser Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such Purchaser IT Contract Supplier to the Purchaser.

4.9.5 Since January 1, 2021, there have been no material interruptions, data losses or similar incidents attributable to the Purchaser Systems owned or used by the Purchaser. To the Knowledge of the Purchaser, the Purchaser Systems owned or used by the Purchaser have the capacity and performance necessary to meet in all material respects the requirements of its respective businesses as currently conducted, with respect to its usage of the Purchaser Systems.

4.9.6 As used herein, “Purchaser Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of the Purchaser.

4.9.7 As used herein, “Purchaser IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Purchaser.

4.9.8 “Purchaser IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Purchaser under any Purchaser IT Contract.

4.10. Financial Statements.

4.10.1 There are no Known liabilities or obligations of the Purchaser of any nature, accrued, contingent or otherwise, of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP, other than those that are set forth in the Purchaser’s filings with the Securities and Exchange Commission (the “SEC Filings”).

4.10.2 The Purchaser maintains a system of accounting controls that is designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the required accounting standards and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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4.10.3 The financial statements set forth in the SEC Filings dating back to January 1, 2020, were prepared in accordance with the books of account and other financial records of the Purchaser in all material respects; (ii) present fairly the financial condition and results of operations of the Purchaser as of the respective dates thereof or for the respective periods covered thereby; (iii) have been prepared in accordance with required accounting standards applied on a basis consistent with the past practices of the Purchaser; and (iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of the Purchaser and the results of the operations of the Purchaser as of the respective dates thereof or for the respective periods covered thereby.

4.10.4 The books of account and other financial records of the Purchaser dating back to January 1, 2020, (i) accurately reflect in all material respects items of income and expense and all assets and liabilities required to be reflected therein in accordance with required accounting standards applied on a basis consistent with the past practices of the Purchaser; (ii) are complete and correct in all material respects, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good accounting practices in all material respects.

4.10.5 There has been no change in the Purchaser’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Purchaser’s financial statements, other than as set forth in the SEC Filings. Except as set forth in the SEC Filings, there are no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are required to be shown in the SEC Filings in accordance with required accounting standards. Except as disclosed in the SEC Filings, the Purchaser is not a guarantor or indemnitor of any indebtedness of any other non-Affiliated Person of Purchaser.

4.11. Absence of Certain Changes.

4.11.1 Except as set forth in the SEC Filings or on Schedule 4.11, since January 1, 2021, the Purchaser has not made any amendment to any Tax Returns, made any election, adopted any material accounting method or fiscal year, or taken any position in any Tax Returns relating to the Purchaser that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to the Purchaser.

4.12. Legal Proceedings.

4.12.1 Save as Disclosed in the SEC Filings, no suit, action, Claim, arbitration, Proceeding or Known investigation is pending or, to the Knowledge of Purchaser, threatened against, relating to or involving the Purchaser, its respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).

4.12.2 No actions, suits, Claims, Known investigations or other legal Proceedings are pending or, to Purchaser’s Knowledge, threatened against Purchaser, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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4.13. Compliance with Law.

4.13.1 (i) Save as Disclosed in the SEC Filings and to the Knowledge of Purchaser (solely with respect to the business of the Purchaser), the Purchaser is, and since January 1, 2021, has been, in compliance with all material applicable Laws; (ii) Purchaser has not been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of Purchaser, Purchaser is not now under investigation with respect to, any violation of any material applicable Law or other material requirement of a Governmental Entity; (iii) the Purchaser is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator; (iv) the Purchaser has filed all material reports and has all material Licenses required to be filed with any Governmental Entity on or before the Initial Execution Date and the Amended Execution Date; and (v) the Purchaser has not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of the Purchaser, or (b) any material restrictions, penalties, or limitations, nor any Liens, being imposed on the Purchaser or its assets.

4.13.2 Without limiting the representations of Purchaser in Section 4.13.1, above, the Purchaser confirms that:

(i) Compliance with Anti-Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Purchaser, threatened. The Purchaser has established and maintains procedures and controls that are reasonably designed to ensure that the Purchaser and its Subsidiaries are in compliance in all material respects with any applicable FCPA, Anti-Money Laundering Laws or OFAC Laws.

(ii) No Conflicts with Sanctions Laws. Neither the Purchaser, nor to Purchaser’s Knowledge any director, officer, employee, agent, Affiliate of the Purchaser or other person acting on behalf of the Purchaser or Affiliates is, or is directly or indirectly owned or controlled by, a Person that is currently subject to any Sanctions, nor is the Purchaser located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo or Sanctions prohibiting trade with any Sanctioned Country; no action of Purchaser in connection with (i) the execution, delivery and performance of this Agreement and the other Transaction Documents, (ii) the issuance or sale of the common stock of the Purchaser hereunder or (iii) any other transaction contemplated hereby or by the other Transaction Documents or the fulfillment of the terms hereof or thereof, will result in the proceeds of the transactions contemplated hereby and by the other Transaction Documents being used, or loaned, contributed or otherwise made available, directly or indirectly, to any subsidiary, joint venture partner or other person or entity, for the purpose of (i) unlawfully funding or facilitating any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) unlawfully funding or facilitating any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Purchaser has not knowingly engaged in and are is not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

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(iii) Anti-Bribery. Neither Purchaser, Purchaser’s Affiliates, nor to Purchaser’s Knowledge any director, officer, agent, employee or other person associated with or acting on behalf of the Purchaser or its Affiliates, has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any Private Sector Counterparty (for the purposes of this ARTICLE V, each reference to a Private Sector Counterparty shall mean the definition of the same herein, substituting a reference to the Purchaser for each reference to the Company) or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision of any applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable provision of the FCPA, the U.K. Bribery Act 2010, or any other similar law of any other jurisdiction in which the Purchaser operates its businesses, including, in each case, the rules and regulations thereunder, (iv) taken, is currently taking or will take any action in furtherance of an offer, payment, gift or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to improperly obtain or retain business or otherwise to secure any improper advantage or (v) otherwise made any bribe, rebate, payoff, influence payment, unlawful kickback or other unlawful payment. Purchaser has instituted and has maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with the laws referred to in (iii) above and with this representation and warranty; and neither Purchaser nor its Affiliates will directly or indirectly use the proceeds, benefits, or rights from the Acquisition or lend, contribute or otherwise make available to any Affiliate, joint venture partner or other Person any funds for the purpose of financing or facilitating any activity that would violate the laws and regulations referred to in (iii) above.

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4.14. Purchaser Contracts. Each material contract of the Purchaser (“Purchaser Contracts”) and all material supply contracts and agreements (excluding contracts, work orders and purchase orders individually requiring the Purchaser to spend an amount less than $200,000 or the Foreign Currency Equivalent) for the provision of goods or services for the Purchaser, is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Purchaser (subject to the same qualification set forth in the last sentence of Section 4.2), and, to the Knowledge of Purchaser, each other party to such Purchaser Contract. No material default or breach of the Purchaser, exists under any Purchaser Contract and, to the Knowledge of the Purchaser, no such default exists with respect to any third party to any Purchaser Contract. The Purchaser is not participating in any discussions or negotiations regarding any modification of or amendment to any Purchaser Contract or entry into any new material contract applicable to the Purchaser or the real or personal property of the Purchaser, except in the Ordinary Course or to the extent such modification/amendment will not have a Material Adverse Effect on the Purchaser. Each Purchaser Contract that requires the consent of or notice to the other party thereto in order to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby will be obtained by the Purchaser as of the Closing Date, and as such, no breach, default or violation of any such contract, agreement or other instrument requiring consent or notice in connection with this Agreement or the transactions contemplated herein, has or will occur in connection with the Parties’ entry into this Agreement or the consumption of the transactions contemplated herein, except where the failure to obtain the consent or the resulting default is not reasonably likely to have a Material Adverse Effect on the Purchaser.

4.15. Taxes.

4.15.1 Tax Returns and Payment of Taxes. All Tax Returns of the Purchaser required to have been filed through the Initial Execution Date and the Amended Execution Date in accordance with applicable Law have been duly filed and are correct and complete in all material respects. All Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Purchaser (whether or not shown on any Tax Return), have been paid in full. No extensions of time are in effect with respect to the dates on which any Tax Returns of the Purchaser were or are due to be filed. No written Claim has been made since the formation of the Purchaser by a Governmental Entity in a jurisdiction where the Purchaser does not file Tax Returns that the Purchaser is or may be subject to taxation by that jurisdiction. To Purchaser’s Knowledge, the Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Purchaser has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances obligate it to make any payments that will not be deductible under any laws governing taxation applicable to the jurisdictions in which the Purchaser is domiciled equivalent to Section 280G of the Code. The Purchaser has delivered to the Sellers correct and complete copies, where applicable, of all federal, state, local and foreign income Tax Returns (together with any agents’ reports) relating to its operations for taxable periods ended on or after December 31, 2020.

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4.15.2 Tax Audits and Other Proceedings. No Claim for any Tax deficiency has been asserted or assessed in writing against the Purchaser, which has not been paid, resolved, or is being contested in good faith by appropriate proceedings. No Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of the Purchaser exist. To the Knowledge of the Purchaser, no Claims, audits, or investigations are pending or threatened against the Purchaser, for any Tax. No outstanding waivers or agreements by or on behalf of the Purchaser for the extension of time for the assessment of any Taxes or deficiency thereof exist. No requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Purchaser, or any other matters relating to Taxes pending between the Purchaser and any Governmental Entity exist.

4.16. Employment Matters.

4.16.1 The Purchaser is not a party to, or bound by, any collective bargaining or other agreement with a labor or trade union organization representing any of its employees. Since January 1, 2021, there has not been, nor to Purchaser’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Purchaser.

4.16.2 Save as Disclosed, the Purchaser is in compliance with all applicable material Laws pertaining to employment and employment practices. No actions, suits, Claims, Known investigations or other legal Proceedings against the Purchaser is pending, or to the Knowledge of Purchaser, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of the Purchaser, including, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

4.16.3 The Purchaser will not have any employment agreements in place which survive the Closing, including, but not limited to, any continuing obligations under any prior employment agreements with an annual amount of base salary above One Hundred Thousand Dollars (USD $100,000), except as set forth on Schedule 4.16.3.

4.17. Gifts and Benefits. No Employee, consultant or agent of the Purchaser acting on behalf of such Purchaser has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder the Purchaser (or assist the Purchaser in connection with any actual or proposed transaction): (a) any illegal gift or benefit, or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Material Adverse Effect on the relationship of the Purchaser with such Person.

4.18. Export Control Laws. The Purchaser has conducted export transactions in compliance with applicable provisions of all applicable material Laws relating to export controls and regulations.

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4.19. Environmental, Health and Safety Matters.

4.19.1 The Purchaser possesses all material permits and approvals required under, and is in material compliance with, all applicable Environmental Laws, and the Purchaser is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws or contained in any other applicable Law.

4.19.2 The representations and warranties set forth in this Section 4.19.2 are the Purchaser’s sole and exclusive representations and warranties regarding environmental matters.

4.20. Intellectual Property.

4.20.1 Schedule 4.20 contains a list of all Purchaser Registered Intellectual Property, which identifies all Purchaser Registered Intellectual Property, and identifies that which is owned and that which is Licensed by the Purchaser.

4.20.2 To the Knowledge of the Purchaser, with the exception of any pending application and Disclosed data, no Purchaser Registered Intellectual Property or product or service used by the Purchaser related to Purchaser Registered Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Purchaser or (ii) that is reasonably likely to have a Material Adverse Effect on the validity, use or enforceability of the Purchaser Registered Intellectual Property or any such product or service. With the exception of any pending application, each item of Purchaser Registered Intellectual Property is valid and subsisting.

4.20.3 Save as Disclosed, Purchaser represents neither it nor any of its Affiliates, Shareholders, or Representatives owns any trademark registrations or applications for registration in any jurisdiction, and no such applications have been filed by any of the same or their respective predecessors-in-interest. Save as Disclosed, Purchaser represents that neither it nor any of its Affiliates, Shareholders, or Representatives owns any copyright registrations or applications in any jurisdiction, and no such applications have been filed by any of the same or their respective predecessors-in-interest. Save as Disclosed, Purchaser represents that neither it nor any of its Affiliates, Shareholders, or Representatives, nor their respective predecessors-in-interest, are party to any license, agreement or other permission which Purchaser has granted to any other Person with respect to any item of Intellectual Property in the United States and/or any jurisdictions worldwide and that no such licenses, agreements or other permissions exist.

4.20.4 The Purchaser owns and has good and exclusive title to, or has Licenses to, each material item of Purchaser Intellectual Property, free and clear of any Lien (excluding Licenses and related restrictions); and the Purchaser is the exclusive owner or exclusive licensee of all material trademarks and service marks, trade names and domain names (including, without limitation, the domain name “https://goldenmatrix.com/”) used by the Purchaser, all of which are set forth on Schedule 4.20.4, including the sale of any products or the provision of any services of the Purchaser, free and clear of all Liens. Save as Disclosed, the Purchaser has not granted any material rights or interest in the Purchaser Intellectual Property to a third party. In addition to, and in no way in limitation of the foregoing, at or prior to Closing, the Purchaser shall hold a valid License for, or otherwise have a valid right to use, any software used in or necessary for the conduct of its business as currently conducted.

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4.20.5 The Purchaser owns exclusively and has good title to all material copyrighted works used by the Purchaser that (i) are products of the Purchaser or (ii) the Purchaser otherwise expressly purport to own, free and clear of all Liens. No works of original authorship are used by the Purchaser or prepared by or on behalf of the Purchaser, except as to which the Purchaser has obtained or is seeking a copyright registration for such works.

4.20.6 To the Knowledge of the Purchaser, the operations of the Purchaser as currently conducted, including the Purchaser’s design, development, marketing and sale of the products or services of the Purchaser (including with respect to products currently under development), have not, do not and shall not infringe or misappropriate in any manner the Intellectual Property of any Third Party or, constitute unfair competition or trade practices under the Laws of any jurisdiction.

4.20.7 The Purchaser has no Knowledge of, and has not received written notice of or any other overt threat from any Third Party, that the operation of the Purchaser as it is currently conducted, or any act, product or service of the Purchaser, infringes or misappropriates the Intellectual Property of any Third Party or constitutes unfair competition or trade practices under the Laws of any jurisdiction within the last three (3) years.

4.20.8 To the Knowledge of the Purchaser, no Person has infringed or misappropriated, or is infringing or misappropriating, any Purchaser Intellectual Property.

4.20.9 The Purchaser has no Knowledge that it has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and Purchaser has not received in the three (3) years preceding the Initial Execution Date and the Amended Execution Date any charge, complaint, claim, demand or notice from any Governmental Entity or other Person alleging any such interference, infringement, misappropriation or conflict (including any claim that the Purchaser must license or refrain from using any Intellectual Property rights of any other Person). To Purchaser’s Knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Purchaser.

4.20.10 Purchaser represents that it does not use any computer software or Intellectual Property owned by any Person other than the Purchaser pursuant to any license, sublicense, agreement or permission.

4.20.11 To Purchaser’s Knowledge, the continued operation of the Purchaser’s business as currently conducted does not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any Person.

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4.20.12 Following the Effective Date, Purchaser shall prepare and file all trademark, copyright, patent, and/or other intellectual property registrations which its executives deem commercially reasonable and appropriate to pursue, in consultation with such intellectual property attorneys or other professionals as is necessary to make a prudent business determination.

4.21. Transactions with Affiliates. Except as set forth on Schedule 4.21 and/or as Disclosed, or set forth in the SEC Filings, no Person with whom any officer or director of Purchaser has any direct or indirect relation by blood, marriage or adoption within a second degree of consanguinity or affinity owns any beneficial interest in: (a) any material contract, arrangement or understanding with, or relating to, the Purchaser or the properties or assets of the Purchaser; (b) any material loan, arrangement, understanding, agreement or contract for or relating to the Purchaser or the properties or assets of the Purchaser; or (c) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Purchaser; provided, however, that none of the foregoing requires Disclosure if the value of such transactions is not in excess of $120,000 during any fiscal year, and there are no Related Party Transactions currently in place or contemplated that would, individually or in the aggregate, be expected to cause the aggregate value of all such transactions during the current fiscal year to exceed $100,000.

4.22. Accounts Receivable. All material Receivables (billed and unbilled) of the Purchaser have arisen from bona fide transactions by such Purchaser in the Ordinary Course. Except as set forth in the SEC Reports, to the Knowledge of the Purchaser, all Receivables of the Purchaser are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof (net of any applicable allowance for doubtful accounts).

4.23. Licenses. Schedule 4.23 is a correct and complete list of all material Licenses held by the Purchaser. The Purchaser owns or possesses all material Licenses that are necessary to enable them to carry its operations as presently conducted. All such Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not (i) have a Material Adverse Effect on any such License, or (ii) (except for the Governmental Approvals) require consent from, or notice to, any Governmental Entity. The Purchaser has taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

4.24. Brokers, Finders and Investment Bankers. Neither the Purchaser, nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Purchaser will jointly and severally indemnify and hold the Sellers harmless against any and all brokerage, finders and other fees payable by the Purchaser hereunder.

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4.25. Employee Benefit Plan; Profit Sharing and Related. Save as Disclosed or set forth in the SEC Filings, the Purchaser does not currently have and has never had any employee benefit plan, profit sharing plans or incentive compensation plans. Save as Disclosed, no bonuses are due or accrued, or will be due as of the end of any applicable period hereafter, to any employees or consultants of the Purchaser.

4.26. Data Room; Information Supplied. All copies of and originals of all information, documents, financial statements, agreements and materials provided by the Purchaser (including its Shareholders, Representatives, and Affiliates) to the Sellers, or their Affiliates or Representatives as part of the due diligence process leading up to the Parties entry into this Agreement were and remain accurate and complete in all material respects when provided and as of the Closing Date.

4.27. No Indebtedness. As of the Initial Execution Date and the Amended Execution Date, (a) no obligations exist with respect to any Indebtedness of the Purchaser, except as Disclosed or set forth in the SEC Filings and/or set forth on Schedule 4.27; and (b) no liabilities, Indebtedness, agreements or other obligations are owed between the Purchaser and its Affiliates, on the other hand, except as set forth on Schedule 4.27 or set forth in the SEC Filings.

4.28. No Dividends or Distributions. The Purchaser Disclosed to the Purchaser that the Purchaser will have more than Ten Million Dollars (USD $10,000,000) of available cash (excluding guarantees) at the Effective Date of the Closing, and that the Purchaser has neither declared nor paid any dividends or distributions to its Shareholders, directly or indirectly, during the fourteen (14) days preceding the Initial Execution Date and the Amended Execution Date, and shall not, do so on or prior to the Closing Date, except for the Approved Dividends, defined in Section 8.4.1(i)(h).

4.29. Cash on Hand. The Purchaser has, and as of the Closing Date will continue to have, sufficient cash on hand to conduct its operations in the same manner as it has conducted such operations prior to the Initial Execution Date and the Amended Execution Date.

4.30. Financial Metrics. Purchaser has had the Revenues, net income, and (12)-Month Trailing EBITDA in each of their last two (2) completed fiscal years ended on October 31, 2021 and October 31, 2022, as calculated in accordance with GAAP, as set forth in the Financial Statements released to the public in the SEC Filings pursuant to Nasdaq requirements and applicable securities Laws.

4.31. Proxy Statement Information. None of the information contained in the Proxy Statement (to the extent not provided by the Sellers) or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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4.32. Additional Representations, Acknowledgements and Warranties of the Purchaser.

Purchaser represents, acknowledges and warrants the following to the Sellers:

4.32.1 Purchaser recognizes that the Share in the Companies has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Share in the Companies is registered under the Securities Act or unless an exemption from registration is available. Purchaser may not sell the Share in the Companies without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

4.32.2 Purchaser is acquiring the Share in the Companies for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Share in the Companies. No one other than such Purchaser will have any beneficial interest in said securities;

4.32.3 Purchaser acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, and has completed a Certificate of Accredited Investor Status, in the form attached hereto as Exhibit B (the “Purchaser Certification”);

4.32.4 Purchaser (A) is aware of, has received and had an opportunity to review (i) the Seller’s Financial Statements, including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein, and Equity Incentive Plan (collectively the “Disclosure Documents”) and an independent investigation made by it of the Purchaser; (B) has, for a reasonable time prior to the Initial Execution Date and the Amended Execution Date, been given an opportunity to review material contracts and documents of the Seller and Company Parties and has had an opportunity to ask questions of and receive answers from the Company Parties’ officers and directors and has no pending questions as of the Initial Execution Date and the Amended Execution Date; and (C) is not relying on any oral representation of the Seller, Company Parties, or any other Person, nor any written representation or assurance from any of the foregoing; in connection with Purchaser’s acceptance of the Share in the Companies and investment decision in connection therewith. Purchaser acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

4.32.5 Purchaser has such knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of an investment in the Share in the Companies and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Share in the Companies;

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4.32.6 Purchaser has had an opportunity to ask questions of and receive satisfactory answers from the Sellers, or any person or persons acting on behalf of the Sellers, concerning the terms and conditions of this Agreement and the Companies, and all such questions have been answered to the reasonable satisfaction of such Purchaser;

4.32.7 Purchaser recognizes that an investment in the Shares in the Companies is a speculative venture. The ownership of the Share in the Companies as an investment involves special risks;

4.32.8 Purchaser realizes that the Share in the Companies cannot readily be sold as they will be restricted securities and therefore the Share in the Companies must not be accepted unless such Purchaser has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and such Purchaser can provide for current needs and possible personal contingencies;

4.32.9 Purchaser confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold the Share in the Companies for an indefinite period of time, and (iii) to afford a complete loss of its investment;

4.32.10 Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Share in the Companies for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Share in the Companies are a suitable investment for itself;

4.32.11 Purchaser has not become aware of and has not been offered the Share in the Companies by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Purchaser’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

4.32.12 Purchaser confirms and acknowledges that the Seller and Company Parties is and are under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Share in the Companies by the foregoing, and Purchaser is solely responsible for determining the status, in its hands, of the Share in the Companies acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Share in the Companies; and

4.32.13 Purchaser confirms and acknowledges that the Share in the Companies may bear the following restrictive legend (or a similar legend):

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‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE OR NATIONAL SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

4.33. No Other Representations and Warranties. Except for the representations and warranties contained herein (including the related portions of the Disclosure Schedules), the Purchaser does not make any other express or implied representations or warranties to the Sellers. For the avoidance of doubt, any delivery made through the electronic data room established by the Parties that is viewable by the Sellers and its Representatives at least three (3) days prior to the Initial Execution Date and the Amended Execution Date shall constitute Disclosure to Sellers hereunder.

4.34. Purchaser Capitalization. As of the Amended Execution Date and the Closing Date, the authorized capital stock of the Purchaser consists of 250,000,000 shares of common stock, $0.00001 par value per share and 20,000,000 shares of preferred stock, $0.00001 par value per share (such shares, collectively, “Purchaser Preferred Stock”), of which 1,000 shares of Preferred Stock are issued and outstanding and designated as Series B Voting Preferred Stock, each share of which entitles the holder to 7,500 votes on all shareholder matters (7,500,000 votes in aggregate for all outstanding shares of Series B Voting Preferred Stock) and each of which shares of Series B Voting Preferred Stock converts into 1,000 shares of Purchaser Common Stock. The foregoing will remain accurate and complete as of the Closing Date, subject to the creation of the Series C Preferred Stock in accordance herewith. As of the Amended Execution Date, 36,149,526 shares of common stock of the Purchaser are issued and outstanding, and the Purchaser will not issue any additional shares of common stock of Purchaser or other equity linked securities of Purchaser, prior to Closing, except with the written approval of Sellers, or pursuant to Section 8.4.2(ii)(e) hereof.

4.35. No Integrated Offering. Neither Purchaser nor any Affiliates of Purchaser, nor any Person acting on behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the Purchaser Shares issuable pursuant to this Agreement under the Securities Act or caused this offering of such shares of Purchaser Shares to be integrated with prior offerings by Purchaser for purposes of the Securities Act or any applicable stockholder approval requirements of any authority.

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ARTICLE V.

JOINT REPRESENTATIONS AND CONFIRMATIONS

5.1. Joint Representations of the Parties. The Sellers represent the following to the Purchaser and the Purchaser represents the following to the Sellers:

5.1.1 Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no Proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

5.1.2 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required prior to or by Closing in connection with the execution, delivery or performance hereof (the “Governmental Approvals”) shall be obtained by Closing. To facilitate the procurement of these Governmental Approvals:

(i) Promptly following the Initial Execution Date, the Parties shall determine which jurisdictions require a Governmental Approval prior to Closing (versus, for example, the jurisdictions which will only require a Change of Control Notification of the transaction on or around the Closing).

(ii) Regarding all jurisdictions requiring a Governmental Approval prior to Closing, immediately following the determination set forth in Section 5.1.2(i), the Parties shall cooperate with one another and apply commercially reasonable efforts to cause the prompt, diligent, and accurate preparation and submission of all (i) applications, filings and other submissions required by the relevant Governmental Entities with respect to the Governmental Approvals, as well as (ii) responses to follow-up questions, requests for information, or investigations from or by such Governmental Entities. Unless otherwise required by applicable Law, Sellers shall have final authority over the contents and appearance of all such documentation. All application, investigative, and similar fees, costs, and expenses shall be shared by the Parties on a fifty/fifty basis.

(iii) If the procurement of any Governmental Approval is reasonably likely to significantly delay the Closing, then the Parties shall discuss reasonably and in good faith alternatives to the transaction structure contemplated herein (and thus amendments to this Agreement), including (for example) potentially separating the single purchase/sale Acquisition contemplated herein into two or more purchases/sales, to separate out the specific Company which is required (directly for itself or indirectly via its Subsidiary) to procure that Governmental Approval. Any such discussions shall include reasonable consideration of the potential effect of conducting multiple Acquisition transactions on the value of the Restricted Shares, and thus consideration of whether and how the payment of the Purchase Price should be restructured to prevent any material increase or decrease in the amount thereof.

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ARTICLE VI.

CLOSING

6.1. Closing. The Closing shall occur automatically, and without any further required action from any Party, upon the satisfaction of the applicable Closing Conditions (described below) which Closing Date shall in no event be earlier than August 10, 2023, and no later than December 31, 2023 (the “Required Closing Date”), unless either such date is extended by the mutual consent of all Parties. The Closing shall be deemed effective as of the Effective Date (as applicable) for all purposes.

6.1.1 The following “Closing Conditions” shall have occurred, or have been waived by the Purchaser or Sellers, as the case may be, in writing, prior to the Closing Dates:

(A) Requirements of the Sellers: At or prior to the Closing (with respect to items (i) through (xii) below), the Sellers shall have delivered to the Purchaser the following and/or the following shall have occurred:

(i) The organizational record books and minute books of the Companies and their Subsidiaries;

(ii) The Sellers Ancillary Documents;

(iii) The resolutions of the Directors of the Companies authorizing the execution, delivery and performance hereof by the Purchaser in connection herewith and the transactions contemplated hereby;

(iv) The Sellers shall supply the Purchaser with Minutes of the Shareholders of the Companies approving and consenting to this Agreement and the transactions contemplated herein;

(v) The Sellers shall have delivered documentation and agreements relating to and evidencing the assets of the Company Parties and the Intellectual Property to the Purchaser, and all corporate records (including minutes) of the Company;

(vi) The Sellers shall have obtained the Financial Statements and delivered the same to the Purchaser;

(vii) The Sellers shall have submitted Change of Control Notifications (as defined in Section 9.11) to each Licensing Authority with jurisdiction over the Companies or their Subsidiaries;

(viii) Delivery by the Sellers of certificates issued by appropriate Governmental Entities evidencing the status of the Companies and their Subsidiaries, as of a date not more than thirty (30) calendar days prior to the Closing Date, in the jurisdiction of their incorporation, formation or organization, and as of a date not more than thirty (30) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which the Company and its Subsidiaries are qualified to conduct business as foreign entities;

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(ix) The Shareholder Agreements and Restrictive Covenant Agreements shall have been signed by each Minority MB Shareholder and delivered to the Purchaser;

(x) The Sellers shall have delivered executed copies of all officers’ certificates, Schedules, Transaction Documents, exhibits and other documentation and information required pursuant to the terms and conditions of this Agreement;

(xi) The Sellers and the Purchaser shall conclude and notarize (if required under applicable law) the Transfer Instruments in the form provided in Exhibits F and G, for the Closing, and the Sellers shall ensure that directors of the Companies deliver to the Purchaser powers of attorney upon which the Purchaser could perform registration in or before the Serbian Business Registry Agency and Central Registry of Companies, respectively, and corresponding governmental units in Montenegro, Malta, and Cyprus (if and to the extent applicable); and

(xii) The Sellers shall have complied with all of the requirements of Sellers in ARTICLE VIII and ARTICLE IX, below (subject to applicable cure periods).

(B) Requirements of the Purchaser: At or prior to the Closing, the Purchaser shall have delivered to the Sellers the following and/or the following shall have occurred:

(i) The Closing Cash Consideration and photocopies of the certificates evidencing the Closing Shares as issued by Purchaser’s transfer agent to be released and sent to the Shareholders (or their counsel) on the Closing Date;

(ii) The fully-executed, hard-copy original of the Promissory Note and other Transaction Documents to which the Purchaser is a party;

(iii) The Series C Certificate of Designation of Purchaser in the form of Exhibit K attached hereto (the “Series C Certificate of Designation”), pursuant to which, among other things, (A) each share in that series shall have the same voting preference as the shares of Series B Voting Preferred Stock of Purchaser; (B) a majority of that class shall have the authority and right (in the majority’s sole discretion) to (1) approve or veto the creation of any classes or series of non-common shares of the Purchaser, (2) approve or veto the authorization or issuance of any non-common shares of the Purchaser, (3) appoint two members of the Board of Directors, one of whom shall at all times be the Chairperson, and (4) approve or veto any of the other actions set forth in Section 6.1 of the certificate of designation for the Series B Voting Preferred Stock;

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(iv) The Employment Agreements for the Sellers in substantially the form of the First Amended and Restated Employment Agreement between Anthony Brian Goodman and the Purchaser, with such compensation terms agreed upon mutually by Sellers and Purchaser, signed by the Purchaser (the “Employment Agreements”);

(v) The Amended and Restated Articles of Incorporation of Purchaser providing for the declassification of the Board of Directors of the Purchaser and such other amendments to the Articles of Incorporation as the Purchaser and Sellers may mutually agree upon prior to the filing of the Proxy Statement (the “Amended & Restated Articles of Incorporation”); provided, however, that if the provision thereof providing for the declassification of the Board of Directors is not approved by the Shareholders prior to Closing (despite Goodman’s best efforts to effect the same), then that particular provision (alone) shall instead be deemed a post-Closing obligation of the Parties, to be procured by the holding of a meeting of the Shareholders within ninety (90) days following the Closing. The prompt declassification of the Board is a material and integral part of this Agreement. The Purchaser shall vote, and shall cause Anthony B. Goodman, the Chief Executive Officer of the Purchaser (“Goodman”), and Luxor Capital LLC, a Nevada limited liability company, to vote, all shares of Common Stock and preferred stock which they hold in favor of (1) the declassification of the Board of Directors; and (2) the prompt appointment of the Shareholders’ initial two (2) appointees to the Board of Directors (in accordance with Section 5.4 of Exhibit K), to the extent required;

(vi) The resolutions of the Directors of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser in connection herewith and the transactions contemplated hereby (including approval of the form of, and authorizing the filing with the Nevada Secretary of State of, the Amended and Restated Articles of Incorporation, Series C Certificate of Designation, and other required Nevada filings, if any, where applicable, subject to shareholder approval thereof (collectively, the “Purchaser Reorganization Documents”);

(vii) Evidence of the filing of the Purchaser Reorganization Documents with the Nevada Secretary of State;

(viii) The holders of the outstanding shares of Purchaser Common Stock shall have approved the issuance of Purchaser Common Stock to Sellers, as contemplated under the terms of this Agreement and the Purchaser Reorganizational Documents (to the extent required pursuant to applicable law)(the “Shareholder Approval”);

(ix) Confirmation that the Purchaser has obtained approval for the acquisition of the Shares in the Companies from Governmental Entities competent for merger control in any and all jurisdictions in which such approval is required;

(x) Certificates issued by appropriate Governmental Entities evidencing the status of Purchaser, as of a date not more than thirty (30) calendar days prior to the Closing Date, in the jurisdiction of its incorporation, and as of a date not more than thirty (30) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which Purchaser is qualified to conduct business as a foreign entity;

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(xi) The Purchaser shall have delivered executed copies of all officers certificates, Schedules, Transaction Documents, exhibits and other documentation and information required pursuant to the terms and conditions of this Agreement; and

(xii) The Purchaser shall have complied with all of the requirements of Purchaser in ARTICLE VIII and ARTICLE IX, below (subject to applicable cure periods).

ARTICLE VII.

TERMINATION

7.1. Termination.

7.1.1 The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

(i) by the mutual written consent of the Purchaser and the Sellers; or

(ii) by either the Purchaser or the Sellers, on written notice to the other Party if the Required Financing shall not have been set forth in a Seller-approved loan commitment or other long-form term sheet pursuant to Section 9.14; provided, however, that the right to terminate this Agreement under this Section 7.1.1(ii) shall not be available to any Party (A) which failed to use commercially reasonable efforts to cause the satisfaction of a condition precedent to the Required Financing, or (B) which breached a provision of this Agreement, when such failure of a condition or breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Required Financing to be obtained on or before the Required Financing Date; provided, further, that notwithstanding the previous limitation, the Required Financing Date shall not be extended in perpetuity until such breach is cured, and the non-breaching Party shall be obligated to elect (without waiving its rights with respect to the other Party’s breach/default): (x) to close regardless of such breach following a reasonable period of time necessary to cure such breach (which time period is set forth in Section 7.1.1(x)), or (y) to terminate this Agreement on a date certain to not exceed twelve (12) months from the Amended Execution Date, and upon any failure to make such election, this Agreement shall automatically terminate as of the date that is twelve (12) months from the Amended Execution Date; or

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(iii) by the Purchaser, on written notice to the Sellers if the Shareholder Agreements and Restrictive Covenant Agreements have not been entered into by the Minority MB Shareholders by the Required Shareholder Agreement Date; provided, however, that the right to terminate this Agreement under this Section 7.1.1(iii) shall not be available to Purchaser if it (A) has failed to use commercially reasonable efforts to cause the satisfaction of a condition precedent to the entry into the Shareholder Agreements and Restrictive Covenant Agreements, or (B) if the Purchaser has breached a provision of this Agreement, when such failure of a condition or breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Shareholder Agreements and Restrictive Covenant Agreements to be executed by the Minority MB Shareholders on or before the Required Shareholder Agreement Date; provided, further, that notwithstanding the previous limitation, the Required Shareholder Agreement Date shall not be extended in perpetuity until such breach is cured, and the Sellers shall be obligated to elect (without waiving its rights with respect to the Sellers’ breach/default): (x) to close regardless of such breach following a reasonable period of time necessary to cure such breach (which time period is set forth in Section 7.1.1(x)), or (y) to terminate this Agreement on a date certain to not exceed six (6) months from the Amended Execution Date, and upon any failure to make such election, this Agreement shall automatically terminate as of the date that is six (6) months from the Amended Execution Date; or

(iv) by either the Purchaser or the Sellers, on written notice to the other Party if the Closing shall not have occurred on or prior to the Required Closing Date; provided, however, that the right to terminate this Agreement under this Section 7.1.1(iv) shall not be available to any Party (A) which failed to use commercially reasonable efforts to cause the satisfaction of a condition precedent to Closing, or (B) which breached a provision of this Agreement, when such failure of a condition or breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Required Closing Date; provided, further, that notwithstanding the previous limitation, the Required Closing Date shall not be extended in perpetuity until such breach is cured, and the non-breaching Party shall be obligated to elect (without waiving its rights with respect to the other Party’s breach/default): (x) to close regardless of such breach following a reasonable period of time necessary to cure such breach (which time period is set forth in Section 7.1.1(x)), or (y) to terminate this Agreement on a date certain to not exceed twelve (12) months from the Amended Execution Date, and upon any failure to make such election, this Agreement shall automatically terminate as of the date that is twelve (12) months from the Amended Execution Date; or

(v) by the Purchaser on written notice to the Sellers if any of the conditions set forth in ARTICLE VIII shall have become incapable of fulfillment and shall not have been waived by the Purchaser; provided that the right to terminate this Agreement pursuant to this Section 7.1.1(v)shall not be available if the failure of the Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

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(vi) by the Sellers on written notice to the Purchaser, if any of the conditions set forth in ARTICLE VIII shall have become incapable of fulfillment and shall not have been waived by the Purchaser; provided that the right to terminate this Agreement pursuant to this Section 7.1.1(v)shall not be available if the failure of the Sellers to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

(vii) by either the Purchaser or the Seller in connection with the Due Diligence Termination Right; or

(viii) by either the Purchaser or the Seller (as applicable) in connection with a Material Event Disclosure Termination, pursuant to Section 8.9 hereof); or

(ix) by either the Purchaser or the Seller, if more than ninety (90) days have elapsed since the date the initial required notices are provided under the HSR Act, to the extent required, and HSR Act approval has not been received as of such date, and the Purchaser or Seller, as applicable, has made the reasonable, good faith determination that HSR Act approval will be so costly and time consuming to such Party that it does not make commercially reasonable sense for such Party to continue to seek such HSR Act approval; or

(x) by either Party, if there has been a breach of any material representation, warranty, covenant, agreement, or undertaking made by the other Party in a Transaction Document or that Party’s Ancillary Documents, which breach, if curable, is not cured within thirty (30) calendar days after delivery by the non-breaching Party to the breaching Party of written notice, which shall specify the nature of such breach and the breaching Party’s intention to terminate this Agreement if such breach or failure is not cured (provided, however, that if the cure reasonably requires more than thirty (30) days to complete, then the breaching Party shall have an additional fifteen (15) days, provided it timely commences the cure and continues diligently prosecuting the cure to completion); provided further, however, that the non-breaching Party shall be obligated to elect to terminate within thirty (30) days of the end of the cure period (if applicable), or else it shall be required to close regardless of such breach.

7.1.2 This Agreement may be terminated by the Sellers or the Board of Directors of the Purchaser at any time prior to the Closing Date if:

(i) there shall be any actual action or proceeding which value is more than 1% of the Purchase Price, before any court or any Governmental Entity which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Sellers or such Board of Directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Acquisition; or

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(ii) subject to Section 5.1.2(iii), any of the transactions contemplated hereby are disapproved by any regulatory authority whose Governmental Approval is required to consummate such transactions (which does not include the SEC) or in the judgment of the Sellers or such Board of Directors of the Purchaser, made in good faith and based on the advice of counsel, there is substantial likelihood that any such Governmental Approval will not be obtained by the Required Closing Date or will be obtained only on a condition or conditions which would be unduly and materially burdensome, making it inadvisable to proceed with the Acquisition.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise under this Agreement, except as set forth in Section 9.15 (as applicable), and each Party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated, except as set forth in Section 9.15 (as applicable).

7.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1.1, this Agreement shall become null and void and of no further force or effect except for Sections 8.11 and 8.12 (Confidentiality), Section 9.15 and ARTICLE X (Indemnification) which shall survive the termination of this Agreement for any reason. Termination of this Agreement shall not relieve a breaching Party from Claims or Liabilities arising out of all breaches of this Agreement that occurred prior to such termination. In no event shall any Party be liable for consequential, special, or punitive damages, except to the extent the same becomes owed to a Third Party and is subject to indemnification hereunder.

ARTICLE VIII.

SPECIAL COVENANTS

8.1. Access to Properties and Records. Each Party shall afford to the Representatives of the other Parties reasonable access to the properties, books and records of the Applicable Parties in order that the other Parties may have a full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the other Parties (and the Applicable Parties), and will furnish the other Parties with such additional financial and operating data and other information as to the business and properties of the Applicable Parties as a Party may from time to time reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Parties shall cooperate fully therein. No Party may make any Claim or request termination of the Agreement due to facts, circumstances and documents that were appropriately (i.e., in good faith and without efforts to conceal material information) Disclosed to them in accordance with this Agreement. In order that the Parties may investigate the business affairs of the Other Parties and Applicable Parties, each Party shall (and shall cause the Applicable Parties to) furnish the other Parties during such period with all of such information and copies of such documents concerning the affairs of it as the requesting Party may reasonably request in writing, and cause its officers, employees, consultants, agents, accountants, and attorneys to reasonably cooperate in connection with such review and examination, and to make full disclosure to the other Parties of all material facts affecting its and its Applicable Parties’ financial condition, business operations, and the conduct of operations. As used in this ARTICLE VIII and ARTICLE IX below, the term “Applicable Parties” shall mean, with respect to Purchaser, Purchaser, and with respect to Seller, the Company Parties, and the term “other Parties” shall refer to either Purchaser or the Company Parties, as the context dictates.

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8.2. Delivery of Books and Records and Bank Accounts. At the Closing, each Party shall deliver to the other Parties copies of the corporate minute books, books of account, contracts, records, and all other books or documents including the bank accounts of its Applicable Parties now in its possession or the possession of its Applicable Parties and/or Representatives. Each Party acknowledges and agrees that the other Parties may accomplish this delivery by keeping all of the foregoing at the principal places of business of its Applicable Parties and: (i) making electronic copies of all such documents available through its respective data room established in connection with this Agreement; and (ii) by delivering access to such worksites if reasonably requested by a Party.

8.3. Third Party Consents and Certificates. The Purchaser and the Sellers agree to cooperate with each other diligently and in good faith in order to obtain any Required Consent and Governmental Approval.

8.4. Actions Prior to Closing.

8.4.1 From and after the Initial Execution Date until the Closing Date and except as set forth in the Schedules, or as permitted or contemplated by this Agreement:

(i) the Sellers will (and will cause the Company Parties to):

(a) carry on the Company Parties’ business in substantially the same manner as it has heretofore;

(b) maintain and keep the Company Parties’ properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by the Company Parties;

(d) use good faith efforts to perform in all material respects all of their and the Company Parties’ obligations under material contracts, leases, and instruments relating to or affecting their or the Company Parties’ assets, properties, and business;

(e) use their good faith efforts to maintain and preserve the Company Parties’ business organization intact, to retain the Company Parties’ key employees, and to maintain the Company Parties’ relationship with the Company Parties’ material suppliers and customers;

(f) provide copies of all contracts that have a value of Two Hundred Thousand Dollars (USD $200,000) or more which cannot be terminated by providing no more than 30 days’ notice, including, but not limited to, employment contracts;

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(g) fully comply with and perform in all material respects (and cause the Company Parties to so comply with and perform) all obligations and duties imposed on them or the Company Parties by the applicable Laws of all jurisdictions in which the Company Parties do business; and

(h) will not declare or pay, and will take all reasonable actions to ensure that none of the Companies declare or pay, any dividends or distributions to their respective shareholders, directly or indirectly, except that the declaration and payment of monthly dividends totaling not more than 1% of the agreegate total available cash (excluding guarantees) of the Companies to the shareholders of the Companies, beginning on the Amended Execution Date and continuing until the Closing, shall be allowed, provided that the Companies have the Aggregate Required Closing Cash available at the Closing (the “Approved Dividends”).

provided, however, that Sellers may (and may cause the Company Parties to) deviate from any of the foregoing if reasonably required to comply with applicable Law.

(ii) Purchaser will:

(a) carry on Purchaser’s business in substantially the same manner as it has heretofore;

(b) maintain and keep Purchaser’s properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by Purchaser;

(d) use good faith efforts to perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting Purchaser’s assets, properties, and business;

(e) use its good faith efforts to maintain and preserve the Purchaser’s business organization intact, to retain Purchaser’s key employees, and to maintain the Purchaser’s relationship with its material suppliers and customers;

(f) provide copies of all contracts that have a value of Two Hundred Thousand Dollars (USD $200,000) or more which cannot be terminated by providing no more than 30 days’ notice, including, but not limited to, employment contracts;

(g) fully comply with and perform in all material respects all obligations and duties imposed on Purchaser by the applicable Laws of all jurisdictions in which Purchaser does business; and

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(h) not declare or pay any dividends or distributions to its shareholders, directly or indirectly;

provided, however, that Purchaser may deviate from any of the foregoing if reasonably required to comply with applicable Law.

8.4.2 From and after the Initial Execution Date until the Closing Date:

(i) the Sellers will not (and will cause the Company Parties not to), without the prior written consent of Purchaser:

(a) make any changes in the Company Parties’ Articles of Incorporation, Bylaws, or other governing documents except as otherwise provided in this Agreement;

(b) take any action described in Section 3.12;

(c) enter into or amend (or cause the Company Parties to enter into or amend) any material contract, agreement, or other instrument of any of the types described in the Schedules, except that the Company Parties may enter into or amend any contract, agreement, or other instrument in the Ordinary Course involving the sale of goods or services;

(d) sell any material assets or discontinue any material operations, sell or issue any shares evidencing capital stock, issue any convertible securities or conduct any similar transactions;

(e) issue any securities, incur any debt or acquire any assets or securities other than in the Ordinary Course; or

(f) declare or pay any dividend or distribution;

provided, however, that Sellers may (and may cause the Company Parties to) deviate from any of the foregoing if reasonably required to comply with applicable Law.

(ii) Purchaser will not, without the prior written consent of Sellers:

(a) make any changes in its Articles of Incorporation, Bylaws, or other governing documents except as otherwise provided in this Agreement (i.e., the filing of the Reorganization Documents at or immediately prior to Closing);

(c) enter into or amend any material contract, agreement, or other instrument, except that Purchaser may enter into or amend any contract, agreement, or other instrument in the Ordinary Course involving the sale of goods or services;

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(d) sell any material assets or discontinue any material operations, sell or issue any shares evidencing capital stock, issue any convertible securities or conduct any similar transactions;

(e) issue any securities (other than upon the settlement, conversion or exercise of outstanding securities and/or convertible securities which are outstanding on the date of this Agreement, assuming no amendment to the terms thereof, after the date hereof), incur any debt or acquire any assets or securities other than in the Ordinary Course, and except for (i) the issuance of up to 500,000 shares of Common Stock, options or other equity awards, to officers, directors or consultants, under previously established equity incentive plans, pursuant to the terms of such plans; (ii) debt incurred in connection with the borrowing of funds to pay the Purchase Price; and (iii) shares repurchased pursuant to the terms of the Purchaser’s previously announced repurchase program; or

(f) declare or pay any dividend or distribution;

provided, however, that Purchaser may deviate from any of the foregoing if reasonably required to comply with applicable Law.

(iii) To the extent required by the HSR Act, each of Purchaser, the Companies and the Sellers will (i) cause the required notices and documents required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if available, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act. The Parties shall promptly obtain, and cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. The Purchaser and Sellers shall each pay 50% of all attorneys’ fees and all costs, and other payments required by applicable Law to be made to any Governmental Entity in order to obtain any such approvals, consents, or orders.

8.5. Acquisition Proposals.

8.5.1 From the Initial Execution Date until the Closing Date or, if earlier, the termination of this Agreement, neither Party, nor any of the Applicable Parties or their respective Affiliates or Representatives, will directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal from any Person or take any action that could reasonably be expected to lead to a Competing Transaction Proposal; (ii) furnish any information regarding the Applicable Parties to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest; (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal; (iv) approve, endorse or recommend any Competing Transaction Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

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8.5.2 Concurrently with the execution of the Original Agreement, Purchaser and Sellers shall (i) immediately cease and cause to be terminated any existing discussions with any Person that relate to any Competing Transaction Proposal; and (ii) cause any physical or virtual data room containing any such information to no longer be accessible to or by any Person other than the other Parties and their respective Representatives.

8.6. Proxy Statement and Shareholder Meeting.

8.6.1 In connection with the Shareholders Meeting, as soon as reasonably practicable following delivery by the Sellers of the required financial statements required to be included in the Proxy Statement, including pro forma information related thereto, Purchaser shall prepare and file with the SEC the Proxy Statement. Purchaser shall use its reasonable best efforts to: (i) cause the Proxy Statement to be mailed to Purchaser’s Shareholders as promptly as practicable following sign off from the SEC on such Proxy Statement, or no later than the twentieth (20th) day after such preliminary Proxy Statement is filed with the SEC, in the event the SEC does not notify the Purchaser of its intent to review such Proxy Statement, and (ii) ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Purchaser shall also take any other action required to be taken under the Securities Act, the Exchange Act, the rules and regulations of the Nasdaq, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the issuance of Purchaser Common Stock under this Agreement.

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8.6.2 From and after the Initial Execution Date, Sellers shall use reasonable best efforts to direct its Company Representatives to, during customary business hours and, provided that such efforts do not unreasonably interfere with the business operations of the Companies, cooperate with Purchaser and independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with the preparation of the Proxy Statement and obtaining the Proxy Approval and the Shareholder Approval and any audit by Purchaser’s Auditor of any financial statements of the Company Parties or the business of the Company Parties or other actions that Purchaser or any of their Affiliates reasonably require to comply with the requirements under state and federal securities laws. Such cooperation will include (i) reasonable access to the Sellers and the Company Representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify and audit such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of the Companies (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Purchaser under the Securities Act or required by the SEC under securities laws applicable to Purchaser or any report required to be filed by Purchaser under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of Purchaser, (iii) providing information in connection with Purchaser’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements, (iv) delivery of one or more customary representation letters from Sellers to the auditor of the financial statements that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section and (v) using commercially reasonable efforts to cause the independent auditor(s) of the Companies that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Purchaser. Notwithstanding the foregoing, (x) nothing herein shall expand Sellers’ representations, warranties, covenants or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any Third Party any rights to which it is not entitled hereunder, (y) nothing in this Section shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section and (z) Purchaser will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by Sellers pursuant to this Section shall be at Purchaser’s written request with reasonable prior notice to Sellers, and no such cooperation by Sellers shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing fail to be satisfied or otherwise cause any breach of this Agreement. Nothing in this Section or any action or inaction taken hereunder, shall excuse or waive Purchaser’s obligations to consummate the transactions in accordance with this Agreement.

8.6.3 Purchaser shall take all action necessary to duly call, give notice of, convene, and hold the Shareholders Meeting as soon as reasonably practicable, and, in connection therewith, Purchaser shall mail the Proxy Statement to the holders of Purchaser Common Stock in advance of such meeting. The Company shall use reasonable best efforts to: (a) solicit from the holders of Purchaser Common Stock proxies in favor of Shareholder Approval; and (b) take all other actions necessary or advisable to secure Shareholder Approval. Purchaser shall keep Sellers updated with respect to proxy solicitation results as requested by Seller. Once the Shareholders Meeting has been called and noticed, Purchaser and its Representatives shall not postpone or adjourn the Shareholders Meeting without the consent of Sellers (other than: (i) in order to obtain a quorum of its shareholders; or (ii) as reasonably determined by Purchaser to comply with applicable Law).

8.7. Additional Listing Application; Transfer Agent. Prior to the Closing, Purchaser shall submit to the Nasdaq a request for approval relating to the Common Purchaser Stock issuable to Sellers in accordance with the terms of this Agreement (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the Nasdaq’s approval of the Additional Listing Application.

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8.8. Sellers’ Proxy Statement Information and Financial Statements.

8.8.1 None of the information supplied or to be supplied by Sellers or its Representatives to Purchaser for inclusion in the Proxy Statement or any amendment or supplement thereto (collectively, “Seller Proxy Provided Information”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

8.8.2 Using commercially reasonable efforts, Sellers and its officers and employees shall assist Purchaser and its accountants and auditors in preparing audited and unaudited financial statements as required by Regulation S-X and as required and requested from time to time by the SEC and the SEC’s rules and requirements for inclusion in the Proxy Statement, and any and all other filings with the SEC that such financial statements are required to be included in, and shall further supply Purchaser all information, reports, documentation and financial information reasonably requested in connection therewith.

8.9. Disclosure Schedules. The Parties shall deliver to each other true, accurate and complete copies of their respective Disclosure Schedules as required pursuant to the introductory paragraphs of ARTICLE III and ARTICLE IV above and shall further deliver their Closing Disclosure Schedules, as applicable, within the time periods set forth in the introductory paragraphs of ARTICLE III and ARTICLE IV. Within five (5) Business Days following such delivery, the non-disclosing party (the “Receiving Party”) shall provide disclosing party (the “Disclosing Party”) with written notice (the “Initial Disclosure Objection Notice”) of any reasonable concerns or objections to any matters disclosed in the Disclosing Party’s Closing Disclosure Schedule or any Updated Disclosure Schedule which could reasonably result in a Material Adverse Effect on the Disclosing Party or Receiving Party (for the purposes of this determination, each reference to Material Adverse Effect shall mean the definition of “Material Adverse Effect” herein, substituting a reference to the Purchaser for each reference to the Company when the Purchaser is the Disclosing Party). The Parties will negotiate in good faith to resolve those matters raised in the Initial Disclosure Objection Notice, including amendments to this Agreement as agreed to. If, after good faith negotiations, the Parties are unable to resolve those matters raised in the Initial Disclosure Objection Notice no later than ten (10) Business Days from the Initial Disclosure Objection Notice, this Agreement may be terminated by the Receiving Party during the following three (3) Business Day period (a “Material Event Disclosure Termination”). If a Receiving Party does not provide an Initial Disclosure Objection Notice within five (5) Business Days of the receipt of the Closing Disclosure Schedule or any Updated Disclosure Schedule from the Disclosing Party, or fails to raise an objection to any disclosures made in such Disclosing Party’s Closing Disclosure Schedule or any Updated Disclosure Schedule in an Initial Disclosure Objection Notice, the Receiving Party will be deemed to have waived any objection to that specific matter disclosed in the applicable Closing Disclosure Schedule or any Updated Disclosure Schedule, unless such disclosure is discovered or uncovered later to be false or misleading in any material respect, effective as of such date. Nothing herein shall constitute a waiver of any claim by the Receiving Party for indemnification of a particular matter (whether objected to or not) pursuant to ARTICLE X.

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8.10. Shareholder Agreements and Restrictive Covenant Agreements. Promptly following the Amended Execution Date, the Sellers shall use their commercially reasonable efforts to promptly procure the execution and delivery by the Minority MB Shareholders, of all of the following:

(a) a shareholder agreement, in form and substance satisfactory to Purchaser in its reasonable discretion, between each Minority MB Shareholder and the Company Party or Subsidiary owning a majority of the equity interests of the Subsidiary in which such Minority MB Shareholder has an equity interest, providing for various buyout rights, restrictions on declaration of dividends, rights of first refusal and drag-along rights affecting such Minority MB Shareholders (collectively, the “Shareholder Agreements”); and

(b) a restrictive covenant agreement, in form and substance satisfactory to Purchaser in its reasonable discretion, between each Minority MB Shareholder and the Subsidiary in which such Minority MB Shareholder has an equity interest, providing for various restrictive covenants on such Minority MB Shareholder, including a non-compete (collectively, the “Restrictive Covenant Agreements”).

8.11. Seller Confidentiality Obligations. Each Seller agrees that:

8.11.1 From and after the Initial Execution Date, the Sellers shall not, and shall cause each of their respective Affiliates and each of their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than the Purchaser and its Representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser and its Representatives, any Confidential Information. Each Seller, its Affiliates and their respective Representatives shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is, in the reasonable opinion of such Seller’s counsel, required by Law; provided, however, that, prior to any disclosure required by applicable Law, such Seller shall have, to the extent permitted by Law, provided the Purchaser with prompt written notice of such requirement before making any disclosure so that the Purchaser may waive compliance with the provisions of this Section 8.11 or seek an appropriate protective order, and the Sellers and the Company Parties shall reasonably cooperate with the Purchaser (at no cost or expense to Sellers and the Company Parties) in connection with obtaining such protective order.

8.11.2 The covenants and undertakings contained in this Section 8.11 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 8.11 will cause irreparable injury to the Purchaser or the Company Parties, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.11 will be inadequate. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.11 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 8.11 are cumulative and in addition to any other rights and remedies which the Purchaser or the Company Parties may have hereunder or at law or in equity.

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8.11.3 If the arbitrator(s) in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.11 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such arbitrator(s) to be reasonable, not arbitrary and not against public policy, may be enforced against the Sellers and their Affiliates.

8.12. Purchaser Confidentiality Obligations. Purchaser agrees that:

8.12.1 From and after the Initial Execution Date, the Purchaser shall not, and shall cause each of its respective Affiliates and each of their respective Representatives and Shareholders not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than the Sellers, Company Parties, and its and their Representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Sellers, Company Parties, and its and their Representatives, any Confidential Information. Purchaser, its Affiliates and their respective Shareholders and Representatives shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is, in the reasonable opinion of Purchaser’s counsel, required by Law; provided, however, that, prior to any disclosure required by applicable Law, Purchaser shall have, to the extent permitted by Law, provided the Sellers with prompt written notice of such requirement before making any disclosure so that the Sellers may waive compliance with the provisions of this Section 8.12 or seek an appropriate protective order, and the Purchaser shall reasonably cooperate with the Sellers (at no cost or expense to Purchaser) in connection with obtaining such protective order.

8.12.2 The covenants and undertakings contained in this Section 8.12 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 8.12 will cause irreparable injury to the Sellers or the Company Parties, as applicable, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 8.12 will be inadequate. Therefore, the Sellers will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.12 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 8.12 are cumulative and in addition to any other rights and remedies which the Sellers or the Company Parties may have hereunder or at law or in equity.

8.12.3 If the arbitrator(s) in a final, non-appealable judgment determine that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.12 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such arbitrator(s) to be reasonable, not arbitrary and not against public policy, may be enforced against the Purchaser and its Affiliates.

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ARTICLE IX.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

The obligations of the Parties under this Agreement are subject to the satisfaction, at or before the Closing Date (with respect to the entirety of ARTICLE IX) (with respect to Sections 9.2, 9.3, 9.4, 9.5, 9.6, and 9.18 (as applicable)), of the following conditions, to the extent not waived by the applicable Party (i.e., the Party for which the performance (to be waived) would otherwise benefit) in writing:

9.1. Ownership of the Company. Prior to the Closing Date, the Sellers shall have demonstrated to the Purchaser, with evidence reasonably satisfactory to the Purchaser, that the Sellers are the owners of One Hundred Percent (100%) of the registered share capital of each of the Companies and each of the Companies owns that percentage of their Subsidiaries as is set forth on Schedule 3.3.1 and 3.4.

9.2. Accuracy of Representations and Performance of Covenants. The representations and warranties made by each Party in this Agreement were materially true when made and shall be materially true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement, changes reflected in updated disclosure schedules delivered to the other Parties on or prior to the Closing Date, and except for changes which do not and reasonably will not have a Material Adverse Effect on the Applicable Parties). Each Party shall have performed or complied with all material covenants and conditions required by this Agreement to be performed or complied with by him/her/it prior to or at the Closing. Each Party shall prepare and furnish the other Parties with a written certificate, signed by the secretary or other authorized representative of each Applicable Party, dated as of the Closing Date, to the foregoing effect.

9.3. Certificate. Each Party shall have been furnished with a certificate dated as of the Closing Date signed by the secretary or other authorized representative of each Applicable Party confirming such Applicable Party’s compliance with Section 9.2 hereof, and stating that no litigation, proceeding, Known investigation, or Known inquiry is pending, or to the best Knowledge of the Applicable Parties threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Schedules, by or against any Applicable Parties, which might result in a Material Adverse Effect in any of the assets, properties, business, or operations of the Applicable Parties (with materiality, in this Section 9.3, meaning: (i) with respect to the Company Parties, any change having a One Million Euro (€1,000,000) negative effect on the Company Parties’ EBITDA; and (ii) with respect to Purchaser, any change having a One Million Dollar ($1,000,000) negative effect on Purchaser’s EBITDA.

9.4. Hart-Scott-Rodino Act Compliance. If so required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (i) the Parties shall have timely and jointly made any and all required filings under Section 8.4.2(iii); and (ii) prior to the Closing Date (and as a condition precedent to the Closing), the Parties shall have obtained any and all approvals required under the HSR Act, or all waiting period(s) required therein shall have expired or been terminated with no adverse notice or transaction.

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9.5. Approval by the Applicable Parties. The Acquisition shall have been approved, and the Shares in the Applicable Parties delivered in accordance with the terms of this Agreement, by the Board of Directors (or comparable governing body) and shareholders (or comparable owners) of each of the Applicable Parties if required by the organizational documents or other agreements governing the Applicable Parties or applicable Law.

9.6. No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby. There shall not be any applicable law in effect that makes the consummation of the transactions contemplated hereby illegal or any order from any Governmental Entity in effect preventing the consummation of the transactions contemplated hereby.

9.7. Consents. All Required Consents pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Applicable Parties after the Closing Dates on the basis as presently operated shall have been obtained.

9.8. Due Diligence. Each Party shall have conducted due diligence on the other Parties and verified among other things, the rights and liabilities associated with the assets and operations of the Applicable Parties (as well as the backgrounds of the Sellers, with respect to Purchaser, and the officers and directors of the Applicable Parties) (the “Due Diligence”), which Due Diligence shall be satisfactory to the Applicable Parties in their reasonable discretion, provided that nothing in this Section 9.8 shall limit the Parties’ rights under Section 9.9. In the event that the Due Diligence is reasonably unsatisfactory to the Sellers, on the one hand, or Purchaser, on the other hand, then such Parties shall have the right to terminate this Agreement. The Parties agree to (and agree to cause the Applicable Parties to) afford to the authorized Representatives of the other Parties, reasonable access to the properties, books and records of the Applicable Parties, as the case may be, in order that they may have a full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the Applicable Parties and will furnish the other Parties with such additional financial and operating data and other information as to the business, operations and assets of the Applicable Parties as such Party shall from time to time reasonably request in writing. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Parties shall (and shall cause the Applicable Parties to) cooperate fully therein. No investigation by a Party shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other Parties under this Agreement.

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9.9. Due Diligence (Continued). Notwithstanding anything to the contrary contained herein, each Party shall have, during the Due Diligence Period, the right to perform any investigations and/or due diligence with respect to (i) the Companies and/or the Seller’ ‘ownership of such Companies, on the one hand, and (ii) the Purchaser, on the other hand. All investigations conducted by each Party during the Due Diligence Period shall be conducted during the normal business hours and the investigating Party shall not unreasonably interfere with the business operations of the other Party or Company Parties, as the case may be. Each Party shall have the right at any time on or before the expiration of the Due Diligence Period (the “Due Diligence Termination Date”) at such Party’s election, in its reasonable discretion, to terminate this Agreement if such Party determines in good faith, by the end of the Due Diligence Period, that, such due diligence has revealed information which would constitute a Material Adverse Effect on the Companies (with respect to Purchaser’s option) or Purchaser (with respect to Seller’s option), or results in any of the representations or warranties of the other Parties set forth in this Agreement not being materially correct and true, and provides written notice to the other Parties of the same by such deadline (the “Due Diligence Termination Notice” and the “Due Diligence Termination Right”). In the event no Party delivers a Due Diligence Termination Notice to the other Parties on or before the Due Diligence Termination Date, then all of the Parties shall be deemed to have waived its right to terminate this Agreement under this Section 9.9.

9.10. Legal Opinions.

9.10.1 The Sellers shall have obtained and delivered to the Purchaser a signed legal opinion dated within twenty (20) Business Days before the Closing Date from counsel for the Sellers and/or the Company Parties (which legal counsel must be licensed and in good standing in Serbia and any other jurisdiction in which the Company Parties do material business), confirming that the Companies possesses licenses necessary to operate in the Republic of Serbia, Montenegro, Malta, Cyprus and Bosnia and Hercegovina.

9.10.2 Purchaser shall have delivered to the Sellers a signed legal opinion dated as of the Closing Date from counsel for the Purchaser (which legal counsel must be licensed and in good standing in a U.S. State), confirming that as of Closing, all required Nasdaq approvals and Board and shareholder consents of Purchaser required in connection with the consummation of this Acquisition have been obtained and no notices or other indications of a Nasdaq review or objection have been received.

9.11. D&O Insurance. Purchaser shall use its commercially reasonable best efforts to procure no later than the Closing Date, and if not available at a commercially reasonable premium, then promptly following the Closing Date, and will maintain in full force and effect, directors’ and officers’ insurance coverage in such coverage amounts as the Board of Directors of the Purchaser deems reasonable and customary for companies of Purchaser’s size, scope of business, capitalization, stock exchange listing, and overall risk profile.

9.12. Change of Control Notifications. The Sellers shall have submitted to each applicable Licensing Authority a written notification of the pending change of control of the Company Parties hereunder (the “Change of Control Notifications”) on the earlier of (i) the date that is fifteen days prior to the Closing Date and (ii) the date on which such notification is required to be delivered to such Licensing Authority under applicable Law, and shall have provided a copy of such written notification to the Purchaser promptly following such submission.

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9.13. Financial Statements. The Sellers shall have obtained a full set of financial records of the Company Parties’ operations, and shall have provided the Purchaser with (i) consolidated balance sheets and statements of income and cash flow of the Company Parties, audited and provided by the Company Parties’ independent public accountants, for its fiscal years ended as of December 31, 2021 and December 31, 2022 and (in unaudited, but reviewed form) for the three months ended March 31, 2023 (or such interim period or audited period as is then required by applicable SEC rules), each in form acceptable to the Purchaser; and (ii) any and all reasonable supporting documentation prepared, relied on, or requested by Purchaser in connection with (i) above (the “Financial Statements”), and the Financial Statements shall be consistent with the Sellers’ representations hereunder.

9.14. Financing. By the Required Financing Date, the Purchaser shall have a loan commitment or other long-form term sheet from a third-party lender approved by Sellers (in their reasonable discretion) to provide the Required Financing to finance the Acquisition, on terms and conditions acceptable to Sellers in their reasonable discretion. The Purchaser shall have successfully raised the Required Financing on the Closing Date on terms reasonably satisfactory to Sellers and substantially consistent with the terms set forth in the loan commitment or long-form term sheet.

9.15. Break-Fee. To the extent that any term sheet, letter of intent or other agreement or understanding relating to the Required Financing (each a “Financing Term Sheet”) includes any break-fee, termination fee, or other expenses payable by the Purchaser upon termination thereof, to the proposed lender, financier, investment bank or agent (each a “Break-Fee”), despite the Parties’ best efforts to avoid such a requirement, each of the Purchaser and Sellers shall be responsible for fifty percent (50%) of any such Break-Fee. If so required by the lender, despite the Parties’ best efforts to avoid such a requirement, upon the entry into such Financing Term Sheet by the Purchaser, which Financing Term Sheet shall require the approval of the Sellers prior to the Purchaser’s execution thereof, the Purchaser and the Sellers shall each place 50% of the Break-Fee into an interest-bearing escrow account to (a) be used to satisfy any Break-Fee; or (b) to be returned to the advancing party upon completion of such financing. For the sake of clarity, any amounts remaining in the escrow account upon completion of the Required Financing or termination of the Financing Term Sheet (after the amount of the payment of an Break-Fee) shall be returned 50% to the Purchaser and 50% to the Seller. All interest shall accompany the principal on which it accrued. In the event that this Agreement is terminated by a Party pursuant to Section 7.1.1(x) hereof, the full amount of the applicable Break-Fee shall be paid by the non-terminating (i.e., breaching) Party, and any amount in escrow provided by the non-terminating Party shall be released to the terminating Party (together with amounts funded by the terminating Party) to pay such Break-Fee, provided that the non-terminating Party shall also promptly pay the remainder of the Break-Fee.

9.16. Nasdaq Approval. To the extent required by Nasdaq, Nasdaq shall have approved the terms of this Agreement and the continued listing of the Purchaser’s common stock on Nasdaq following the Closing.

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9.17. Fairness Opinion. Purchaser shall have received an opinion, in writing, solely at its own cost and expense (paid in full prior to the Closing), to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Acquisition is fair, from a financial point of view, to Purchaser and its Shareholders. Such opinion shall not have been materially amended or rescinded immediately as of the Closing.

9.18. Additional Closing Conditions. The Closing Conditions set forth in Sections 6.1.1(A) and 6.1.1(B) shall have occurred.

ARTICLE X.

INDEMNIFICATION

10.1. Indemnification Obligations of the Parties. Each Party (as the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party or Parties and its Affiliates, and each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing (the “Indemnified Parties”) from, against, and in respect of, any and all Claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

10.1.1 any breach or inaccuracy of any representation or warranty made by the Indemnifying Party in this Agreement, the other Transaction Documents or such Party’s Ancillary Documents; and

10.1.2 any breach of any covenant, agreement or undertaking made by such Party in this Agreement, the other Transaction Documents or such Party’s Ancillary Documents;

The Claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Indemnified Parties described in this Section 10.1 as to which the Indemnified Parties are entitled to indemnification are collectively referred to as the “Indemnified Parties’ Losses.”

10.2. Calculation of Indemnification Obligations (Deductible; Cap). For purposes of determining (x) whether there has been a breach or inaccuracy of a representation and warranty; and (y) the amount of any Indemnified Parties’ Losses, each representation and warranty in this Agreement shall be deemed made with qualifications and limitations, i.e., each individual claim, or sum of related claims could be subject of Indemnification only if, it exceeds (A) One Hundred Thousand Dollars (USD $100,000) (the “De Minimis”), and (B) the aggregate amount of all such individual claims exceeding the De Minimis (without deduction of One Hundred Thousand Dollars (USD $100,000) exceeds Two Million Dollars (USD $2,000,000) (the “Threshold”), in which case the Indemnified Parties shall be compensated for the amount of claim above the Threshold. The liability of the Indemnifying Party(ies) shall be limited to a maximum of Ten Million Dollars (USD $10,000,000) (the “Cap”).

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10.3. Indemnification Procedure.

10.3.1 Promptly following receipt by the Indemnified Parties of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which the Indemnified Parties may be entitled to receive payment from the Indemnifying Party for any Purchaser Loss, such Indemnified Party shall notify the Indemnifying Party, promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in prejudice or harm to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses resulting from such audit, investigation, action or Proceeding, assume the defense of such audit, investigation, action or Proceeding, to the extent such audit, investigation, action or Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or Proceeding if (i) such Claim may result in criminal liability of, or material equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such Claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Party in such Claim. If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or Proceeding in accordance with the preceding sentence, then such Indemnified Party may employ reasonable counsel to represent or defend it in any such audit, investigation, action or Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or Proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or Proceeding, the Indemnified Party may pay, compromise, and defend such audit, investigation, action or Proceeding and seek indemnification for any and all Claims, liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or Proceeding. In any audit, investigation, action or Proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

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10.3.2 No Indemnified Party may settle or compromise any audit, investigation, action or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Claim pursuant to Section 10.3.1 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (a) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim, (b) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (c) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

10.3.3 If an Indemnified Party Claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such Claim to the Indemnifying Party. Such notice shall specify the basis for such Claim. If the Indemnifying Party assumes the defense of the Claim, that shall not be deemed an admission that the underlying Claim is the proper subject of indemnification under this ARTICLE X. If the Indemnifying Party disputes its obligation to indemnify, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such obligation (by mutual agreement, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such obligation, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such obligation as determined hereunder.

10.4. Claims Period. The Claims Period hereunder shall begin on the Initial Execution Date and terminate twelve (12) months after the Closing Date, provided that, the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Dates shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, the Indemnifying Party is properly notified of a Claim for indemnity hereunder and such Claim is not finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

10.5. Insurance or Other Third-Party Proceeds. If any portion of a Claim which is the subject of indemnification is (whether before or not indemnified by the Indemnifying Party) compensated for from insurance proceeds or payments by other Third Parties (e.g., another culpable party), then that shall constitute a credit to the Indemnifying Party (and if indemnification was already made, require reimbursement by the Indemnified Party which received such proceeds or payments, net of any reasonable costs and expenses incurred in obtaining such proceeds or payments). If insurance proceeds or payments by other Third Parties are reasonably foreseeable, the Indemnified Party shall use commercially reasonable efforts to file the appropriate claim(s) or seek such recovery, as well as take any other action required by Law to mitigate the underlying damage/loss.

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10.6. Calculation of Indemnification Obligations. For purposes of determining (x) whether there has been a breach or inaccuracy of a representation and warranty; and (y) the amount of any Indemnified Parties’ Losses, (i) each representation and warranty in this Agreement shall be deemed made without any qualifications or limitations as to materiality and (ii) without limiting the foregoing, the words “material,” “Material Adverse Effect,” and words of similar import shall be deemed deleted from any such representation and warranty.

10.7. Exclusive Remedy. Subject to Section 10.8, except for any claim for fraud, willful breach or intentional misconduct, and except for remedies of specific performance and injunctive or other equitable relief, following the Closing, with respect to any Claim which is subject to indemnification under this ARTICLE X, indemnification shall be the sole and exclusive remedy for such Claim, regardless of the legal theory under which the underlying liability or obligation may be sought to be imposed, whether in contract or tort, or whether at law or in equity, or otherwise, and the Indemnified Parties shall have no other remedy or recourse with respect any of the foregoing other than indemnification hereunder.

10.8. Special Remedy for Sellers. The Parties acknowledge and agree that it would be inequitable if Sellers’ sole post-Closing remedy if it were to have a Claim hereunder were indemnification, compensation, or reimbursement from Purchaser, because Sellers (as post-Closing Shareholders in Purchaser) would be paying themselves for such damage/loss (that portion, the “Omitted Recovery”). Accordingly, notwithstanding anything herein to the contrary, if Purchaser is obligated hereunder to indemnify, compensate, or reimburse Sellers under this Agreement, then Purchaser shall take any and all action necessary to ensure that Sellers (in their capacity as Shareholders) are not directly or indirectly held liable for such amount(s), and instead are reimbursed in full (i.e., for the entirety of their damage/loss, with the Omitted Recovery being zero). At Sellers’ election, and upon delivery of written notice by Sellers, Purchaser shall, within ten (10) days, issue additional shares of common stock of Purchaser to the Sellers, at the Fair Market Value, calculated as of the date the final amount of the Omitted Recovery is determined, in an amount equal to the Omitted Recovery (with any fractional shares rounded up to the nearest whole share). Purchaser shall at all times reserve and keep available out of its authorized but unissued shares of common stock such number of its shares of Common Stock as shall from time to time be sufficient to effect this Section 10.8 (and in no event less than the number of shares of Purchaser’s common stock which, at the Fair Market Value price then applicable, would be required to satisfy the maximum indemnification required by the Cap; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient, the Purchaser shall take such corporate action as is necessary to increase its authorized but unissued shares of common stock to such number as shall be sufficient.

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ARTICLE XI.

CONSTRUCTION; DEFINITIONS

11.1. Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

11.1.1 “12 Month Non-Contingent Post-Closing Consideration” has the meaning given to such term in Section 2.1.5.

11.1.2 “18 Month Non-Contingent Post-Closing Consideration” has the meaning given to such term in Section 2.1.6.

11.1.3 “Acquisition” means Seller’s sale, transfer and delivery to the Purchaser, and the Purchaser’s purchase and acquisition from the Sellers, 100% of the registered share capital of each of the Companies in consideration of payment of the Purchase Price from the Purchaser to the Sellers.

11.1.4 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that, from and after the Closing, (a) the Company shall not be considered an Affiliate of the Sellers or their Affiliates, and (b) no Seller, nor any of the Sellers’ Affiliates, shall be considered an Affiliate of the Company; and provided further that, no Seller is an Affiliate (or vice versa) of a Minority MB Shareholder.

11.1.5 “Amended Execution Date” means the date set forth in the Preamble to this Agreement.

11.1.6 “Applicable Currency” means, with reference to any amount, the currency in which such amount was paid or received.

11.1.7 “Arbitrator” means an accounting firm or law firm mutually agreed upon by the Purchaser and Sellers or otherwise appointed under Section 12.6.

11.1.8 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in Serbia and Montenegro.

11.1.9 “Cash Consideration” means Closing Cash Consideration, Post-Closing Cash Consideration, Non-Contingent Post-Closing Cash Consideration and Promissory Note Consideration, in the total amount of Seventy Million Dollars (USD $70 million).

11.1.10 “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other Proceeding.

11.1.11 “Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

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11.1.12 “Closing Date” means the dates on which the Closing occurs.

11.1.13 “Closing” means the consummation of the transactions contemplated by this Agreement at the date and time set forth in Section 6.1 of this Agreement.

11.1.14 “Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

11.1.15 “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company Parties, including the Company Registered Intellectual Property.

11.1.16 “Company Parties” means the Companies and their Subsidiaries.

11.1.17 “Company Real Property” means the Leased Real Property and the Owned Real Property of the Companies.

11.1.18 “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to, the Companies.

11.1.19 “Company Representative” means, with respect to any Company Party, such Company Party’s directors, partners, managers, members, stockholders, officers, employees, agents, advisors, and attorneys.

11.1.20 “Competing Transaction Proposal” means any bona fide proposal or offer (whether or not in writing) from a Third Party with respect to any of the following (other than the Acquisition and the other transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Companies, any of the Company’s Subsidiaries, or Purchaser; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the consolidated assets of the Companies, any of the Company’s Subsidiaries, or Purchaser; (iii) any issuance, sale or other disposition of 15% or more of the total outstanding voting power of the Companies, any of the Company’s Subsidiaries, or Purchaser; (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any Person (or the stockholders of any Person) acquiring, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of the Companies, any of the Company’s Subsidiaries, or Purchaser; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Acquisition.

11.1.21 “Confidential Information” means any data or information of the Purchaser or the Company Parties (including trade secrets) that is used in or valuable to the operation of the Purchaser’s or Company Parties’ business and is not generally available to the public or competitors.

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11.1.22 “Contingent Post-Closing Cash Consideration” has the meaning given to such term in Section 2.1.4.

11.1.23 “Contingent Post-Closing Payment Conditions” has the meaning given to such term in Section 2.1.4.

11.1.24 “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

11.1.25 “Determination Date” has the meaning given to such term in Section 2.1.4.

11.1.26 “Directors” means the (i) Board of Directors of a corporation; (ii) the Managers of a limited liability company, if manager managed and the Members of a limited liability company, if member managed; or (iii) the General Partner of a partnership, as applicable, or in each case similar management personnel of the applicable entity, which are authorized to govern the entity and have authority to approve and adopt, among other things, this Agreement and the terms and conditions hereof.

11.1.27 “Disclosed” means: (i) the contents of the Data Room relating to the Companies and its Subsidiaries and made available to the Purchaser within Due Diligence process; (ii) all matters disclosed to the Purchaser in writing by or on behalf of the Sellers at least five (5) Business Days before the Closing; and (iii) all matters set out in this Agreement and its schedules and exhibits.

11.1.28 “Due Diligence Period” shall mean a period commencing on the date this Agreement is executed by all Parties hereto and expiring at 5:00 p.m., Eastern Time, on the date that is sixty (60) days after the date the Original Agreement was executed by all Parties hereto.

11.1.29 “EBITDA” means earnings from operations before interest, taxes, depreciation and amortization, all as determined by the relevant Party’s independent accounting firm in accordance with GAAP (for Purchaser) or IFRS (for the Companies) as consistently applied. Once a relevant Party’s EBITDA has been established, it shall promptly (and in any event, within ten (10) Business Days) notify the other Party of the EBITDA, and if the notified Party reasonably disputes that determination, then the latter shall have a period of ten (10) Business Days to notify the first Party, in writing, in detail, of the reasons for its disagreement. The Parties shall then negotiate reasonably and in good faith to resolve the disagreement. If the Parties are not able to resolve the disagreement within thirty (30) Business Days, then Purchaser, on the one hand, and Sellers, on the other hand, shall each appoint an independent third-party firm of independent certified public accountants, and the two designated firms shall thereafter mutually agree upon a third firm (the three accounting firms are referred to herein as the “Special Accountants”) for determination. Each of the Special Accountants shall make a determination regarding EBITDA, and the average of all three determinations shall thereafter be deemed the final determination of EBITDA and shall be binding and conclusive on the Parties, in the absence of manifest error. The fees, costs, and expenses of the Special Accountants shall be paid by the Party which disputed the original EBITDA determination, unless the final EBITDA determination deviated by more than twenty percent (20%) from the original EBITDA determination by the first Party’s independent accounting firm (in which event, the first Party shall pay all such fees, costs, and expenses).

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11.1.30 “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities, providing for employee benefits or for the deferred or noncash remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, salary continuation, sick pay, unemployment benefits, or legal benefit, (d) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity compensation plan, and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

11.1.31 “Employees” shall mean all employees of the Company Parties as of the Closing.

11.1.32 “Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

11.1.33 “Environmental Laws” means all federal, state, or local or foreign Laws, Orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Entity, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances (including Hazardous Materials), pollution or the protection of public health, human health or protection of the Environment, including pollution control, product registration and Hazardous Materials.

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11.1.34 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.1.35 “Exhibit” means any Exhibit attached to this Agreement.

11.1.36 “Fair Market Value” means the greater of (a) the average of the VWAPs of Purchaser Common Stock for the ten (10) Trading Days prior to the date of determination; and (b) $0.01.

11.1.37 “Foreign Currency Equivalent” means, with reference to any amount stated in U.S. Dollars, the equivalent thereof in the Applicable Currency calculated in accordance with the Bloomberg conversion rate as at 5:00 p.m. Eastern Time on the applicable date of determination.

11.1.38 “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company or the Purchaser, as the case may be.

11.1.39 “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

11.1.40 “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, including any Licensing Authority, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

11.1.41 “Hazardous Materials” means hazardous substances as that term is defined in CERCLA (i.e., the 1980 U.S. Comprehensive Environmental Response, Compensation, and Liability Act), solid waste, any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, or any other material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect.

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11.1.42 “IFRS” means the international accounting principles established by the International Accounting Standards Board (i.e., the IASB) appointed by the Trustees of the IFRS Foundation, as applied consistently with the past practices of the Company or the Purchaser, as the case may be.

11.1.43 “Indebtedness” means any obligation or other Liability of the Company under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which the Company Parties are liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company Parties otherwise assure against loss and (i) any interest, fee or expense accrued relating to any of the foregoing, and prepayment or similar penalties and expenses which are payable if such Liability is paid in full as of the Closing Date.

11.1.44 “Initial Execution Date” means the date that the Original Agreement was executed, January 11, 2023.

11.1.45 “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States of America and foreign patents, patent applications and patent disclosures, together with all reissuances, divisions, renewals, extensions, provisionals, continuations, continuations-in-part and reexaminations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, research development, formulas, technology, technical data, designs, drawings, specifications, research records, records of inventions, test information and customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), any and all website content, all copyrights, copyright registrations and applications, registrations and renewals therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property also includes all recipes and ingredients relating to Products.

11.1.46 “IRS” means the United States Internal Revenue Service.

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11.1.47 “Knowledge” means all facts that are known, after commercially reasonable inquiry (based on the facts and circumstances which such Person would reasonably be expected to know by virtue of his/her position), (a) with respect to the Sellers, by any Seller, and (b) with respect to the Purchaser, by the Chief Executive Officer of the Purchaser.

11.1.48 “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

11.1.49 “Leased Real Property” means the parcels of real property of which any Company Party is the lessee (together with all fixtures and improvements thereon).

11.1.50 “Liability” means any direct or indirect obligation, indebtedness, commitment, expense, Claim, deficiency, endorsement, debt or other Liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

11.1.51 “Licenses” means all material notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

11.1.52 “Licensing Authority” means any licensing board or similar body, whether in the Company Parties’ country of domicile or in any country in which the Company Parties do business, which regulates the Company Parties’ industry or from which the Company Parties have received a License to conduct the Company Business.

11.1.53 “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

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11.1.54 “Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the long-term financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of the Companies taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact the Company, taken as a whole, compared to other companies in the industry or industries in which the Company operates, in which case the extent of such material and disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Companies operate; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities, acts of terrorism, labor dispute, strike, lockout, civil commotion, riot, act of God, fire, flood, earthquake or other casualty, shortage of labor or materials, governmental law, regulation, or restriction, pandemic, epidemic, quarantine order, or other action or event customarily defined as force majeure; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but excluding any breach, violation or default, event of default or event of acceleration (or any event or circumstance that with notice, the lapse of time, or both would be or constitute a breach, violation, default, event of default or event of acceleration) or right of first refusal, right of first offer or preferential right that occurs, becomes exercisable or is otherwise triggered upon or as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Acquisition.

11.1.55 “Non-Contingent Post-Closing Consideration” has the meaning given to such term in Section 2.1.6.

11.1.56 “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

11.1.57 “Ordinary Course” means (a) the ordinary course of business of the Company Parties and consistent with the past practices of the Company Parties and (b) not required to be authorized by the managers (or similarly-empowered executives) of the Company Parties, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

11.1.58 “Owned Real Property” means the real property of which any Company is fee title owner (together with all fixtures and improvements thereon), if any.

11.1.59 “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent (or which is the subject of a reasonable, good faith challenge and is bonded against or reserved against), and (d) in the case of Company Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by any Company Parties, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

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11.1.60 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

11.1.61 “Post-Closing Equity Awards” means $3,000,000 in aggregate value of Restricted Stock Awards issuable to new employees/directors of the Purchaser following the Closing and/or employees and/or consultants of the Company Parties, calculated based on the Purchaser Share Value, with the approval of the Board of Directors of the Purchaser, with the recommendation of the Compensation Committee of the Board of Directors of the Purchaser, following the Closing, as described and identified on Schedule 2.4.3.

11.1.62 “Post-Closing Issuance Date” has the meaning given to such term in Section 2.1.4.

11.1.63 “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

11.1.64 “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

11.1.65 “Principal Market” means initially the NASDAQ Capital Market and shall also include the New York Stock Exchange, NYSE American or the NASDAQ Global Market, whichever is at the time the principal trading exchange or market for the Purchaser Common Stock, based upon share volume.

11.1.66 “Proceeding” means (i) any Claim, cause of action or other proceeding before or filed with a Governmental Entity, (ii) any investigation, inquiry, charge or audit by a Governmental Entity, or (iii) any Order.

11.1.67 “Proxy Approval” means that Purchaser has filed a proxy statement with the SEC, all SEC comments to such proxy statement (if any) have been cleared by Purchaser and such proxy statement has been mailed to all Shareholders of Purchaser.

11.1.68 “Proxy Statement” means the proxy statement to be filed by Purchaser with the SEC and sent to Purchaser’s Shareholders in connection with the Shareholder Meeting, the form of which shall be subject to Sellers’ prior written approval (not to be unreasonably delayed or withheld).

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11.1.69 “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents which the Purchaser is party to.

11.1.70 “Purchaser Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Purchaser or any of the Purchaser’s Subsidiaries, where the result is the direct or indirect, formal or beneficial consummation of any other transaction referenced in this Section 11.1.70; (ii) any sale, lease, exchange, transfer or other disposition of 50% or more of the consolidated assets of the Purchaser or any of the Purchaser’s Subsidiaries; (iii) any issuance, sale or other disposition of 50% or more of the total outstanding voting power of the Purchaser or any of the Purchaser’s Subsidiaries; (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any Person (or the stockholders of any Person) acquiring, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 35% or more of the total outstanding voting power of the Purchaser or any of the Purchaser’s Subsidiaries (except for transfers of the Purchaser Shares in accordance herewith); (v) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of sufficient voting power of the Purchaser ordinarily entitled to vote in the election of directors, empowering such Person to elect a majority of the members of the Board of the Purchaser, who did not have such power before such transaction or as a result of the transactions contemplated herein and except for transfers of the Purchaser Shares in accordance herewith; or (vi) the sale, transfer or other disposition of all or substantially all assets of the Purchaser.

11.1.71 “Purchaser Intellectual Property” means any Intellectual Property that is owned by or licensed to the Purchaser, including the Purchaser Registered Intellectual Property.

11.1.72 “Purchaser Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to, the Purchaser.

11.1.73 “Purchaser Shares” means the Closing Shares, and Post-Closing Shares, as each such term is defined in Section 2.1.

11.1.74 “Receivables” means the Company Parties’ accounts receivables as of the Closing Date.

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11.1.75 “Registered Intellectual Property” means all United States of America and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

11.1.76 “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, except that “Release” shall not include the foregoing such events or occurrences to the extent it is authorized by or not in violation of Environmental Law and there is no requirement to give notice to any Governmental Entity.

11.1.77 “Representatives” means, with respect to a Person, such Person’s parents/owners/members/shareholders/partners, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

11.1.78 “Required Financing” means a minimum of $30,000,000 in financing.

11.1.79 “Required Financing Date” means August 31, 2023, unless extended with the mutual consent of the Parties.

11.1.80 “Required Shareholder Agreement Date” means the date which is sixty (60) days after the Amended Execution Date.

11.1.81 “Revenue” means the net amount of revenue attributable to the Companies’ products and services as recognized by Purchaser in accordance with GAAP applied in accordance with Purchaser’s then-existing corporate policies, less product returns, royalties paid by Purchaser to third parties for the Companies’ products or services, discounts including but not limited to customer and distributor discounts, and excluding amounts invoiced for any other product, shipping, taxes, duties or other similar amounts.

11.1.82 “Right to Set Off” means, subject to the terms and conditions set forth in this Agreement, the right of any Set Off Right Holder (as defined in Section 2.2) to set off against any unpaid amount due from the Sellers pursuant to ARTICLE X, certain amounts due or which may become due to the Sellers under Section 2.1.4.

11.1.83 “Schedule” means any schedule attached to this Agreement.

11.1.84 “SEC” means Securities and Exchange Commission.

11.1.85 “Securities Act” means the Securities Act of 1933, as amended.

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11.1.86 “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Sellers or any Affiliate of the Sellers in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents.

11.1.87 “Seller Schedules” means the various schedules of the Sellers as described in this Agreement.

11.1.88 “Shareholders” means the shareholders of Purchaser from time to time.

11.1.89 “Shareholders Meeting” means the special meeting of the Shareholders of Purchaser to be held to consider the approval of the terms of this Agreement and the issuance of Purchaser Common Stock to Sellers in accordance with the rules and regulations of the NASDAQ and applicable Law.

11.1.90 “Subsidiary” or “Subsidiaries” means any or all Persons of which the Companies (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

11.1.91 “Supplier” means each of the 10 largest suppliers or service providers to the Companies based on the dollar value of materials or services purchased by the Companies for the 12-month period ended on December 31, 2022.

11.1.92 “Tax Benefit” means any refund received by a Person of Taxes previously paid, and any credit applied to reduce otherwise required Tax payments of a Person, including any refund or reduction in estimated Tax payments.

11.1.93 “Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

11.1.94 “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, License, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

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11.1.95 “Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

11.1.96 “Trading Day” means a day on which the Purchaser Common Stock (a) is listed or quoted and traded on the Principal Market, or (b) if the Purchaser Common Stock is not then listed or quoted and traded on the Principal Market, then a day on which the Purchaser Common Stock is traded in the over-the-counter market, as reported by the OTCQB market maintained by OTC Market Group, Inc., or (c) if the Purchaser Common Stock is not then reported by the OTCQB market, a day on which the Purchaser Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” maintained by OTC Market Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Purchaser Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day means a Business Day.

11.1.97 “Transaction Documents” shall mean this Agreement, the Transfer Instrument for Meridian Serbia, the Transfer Instrument for Meridian Montenegro, the Transfer Instrument for Meridian Malta, the Transfer Instrument for Meridian Cyprus, the Promissory Notes, Employment Agreements for Sellers, Purchaser Reorganization Documents, Seller Certification, Purchaser Certification, Shareholder Agreements, Restrictive Covenant Agreements, and any other certificate, instrument, or agreement contemplated by this Agreement to which the Purchaser or the Sellers are a party.

11.1.98 “Transfer” means offer for sale, sell, pledge, hypothecate, transfer, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law) of any Purchaser Shares or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Purchaser Shares, whether any such transaction is to be settled by delivery of Purchaser Shares or other securities, in cash or otherwise.

11.1.99 “Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

11.1.100 “Twelve-Month Trailing EBITDA” means, with respect to a given 12-month period, EBITDA as reflected in the Companies’ audited financial statements.

11.1.101 “VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing (a) the aggregate value of all shares of Purchaser Common Stock traded on the Principal Market during regular trading hours, calculated by multiplying the closing price per share of Purchaser Common Stock on such applicable Trading Day, by the aggregate number of shares of Purchaser Common Stock traded on such Trading Day, by (b) the total volume (number of shares) of Purchaser Common Stock traded on the Principal Market for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Purchaser Common Stock on such Trading Day as determined by the Board of Directors of the Purchaser in a commercially reasonable manner.

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ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by international overnight courier service (which is mandatory with respect to any other Party not in the sending Party’s country), or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email, with no error/undeliverable message. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 12.1, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 12.1, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or Parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to the Purchaser:

Golden Matrix Group, Inc.

3651 Lindell Road, Suite D131

Las Vegas, NV 89103

Attention: Anthony B. Goodman, CEO

Fax: +___________________

Email: XXXXXXX

With copy to (which shall not constitute notice):

The Loev Law Firm, PC

Attn: David M. Loev and John S. Gillies

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Fax: +1 (713) 524-4122

Email: dloev@loevlaw.com; and john@loevlaw.com

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If to the Sellers, to:

Aleksandar Milovanovic

Meridian Tech d.o.o.

XXXXXXX

XXXXXXX

Republic of Serbia

Email: __________________

Zoran Milosevic

Meridian Tech d.o.o.

XXXXXXX

XXXXXXX

Republic of Serbia

Email: XXXXXXX

Snezana Bozovic

Meridian Tech d.o.o.

XXXXXXX

XXXXXXX

Republic of Serbia

Email: XXXXXXX

With copy to (which shall not constitute notice to):

Warrenside Limited

Attn.: William Scott

121 Broadhurst Gardens

London, NW6 3BJ

United Kingdom

Fax: +___________________

Email: william.scott@warrenside.com

Howard & Howard Attorneys

Attn.: Mark Gardberg and Art Rogers

3800 Howard Hughes Pkwy., 10th Floor

Las Vegas, NV 89169

Fax: +1-702-567-1568

Email: mg@h2law.com; aor@h2law.com

12.2. Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

12.3. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

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12.4. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.5. Publicity. Purchaser, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Entity; provided, however, if the Company or the Sellers believe they are required by applicable Law or by any Governmental Entity to make a public statement regarding this Agreement or any of the transactions contemplated hereby such Party shall use commercially reasonable efforts to first consult with the Purchaser. The Sellers and Company shall allow Purchaser first to review the text of any such public statement.

12.6. Arbitration. Any dispute arising from the relationships between the Parties to this Agreement shall be determined by one (1) arbitrator, for any matter having a reasonable anticipated value of under $5,000,000, or three (3) arbitrators, for any matter having a reasonable anticipated value equal to or in excess of that amount. All arbitrators shall be neutral, independent, knowledgeable and experienced in this international gaming businesses and acquisitions, and chosen in accordance with the Arbitration Rules of The London Court of International Arbitration (“LCIA”), which rules are deemed to be incorporated by reference into this Section. The seat of arbitration shall be in London, Great Britain. The language of the proceedings shall be English. All arbitrators shall be fluent in the English language.

12.7. Governing Law. This Agreement shall be governed exclusively by and construed and enforced in accordance with the internal Laws of the State of Nevada without reference to its conflict of law provisions; provided, however, that as to any corporate law matter or matter involving a fundamental public policy involving the underlying Companies (e.g., how to evidence the registration of a change in ownership of Meridian Malta, or provisions governing the application of an injunction against a Serbian company), all mandatory laws or public policies of the jurisdiction of the relevant Company shall govern and apply.

12.8. Severability. If any term, provision, covenant or condition of this Agreement is held by the arbitrator(s) to exceed the limitations permitted by applicable Law, as determined by such arbitrator(s) in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable Law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Agreement is held by arbitrator(s) to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

12.9. Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties. At any time prior to or after the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

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12.10. Enforcement of Certain Rights. Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

12.11. Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

12.12. Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

12.13. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

12.14. Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

12.15. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s); (g) all references in this Agreement to “USD” or “dollars” or “$” means the lawful currency of the United States of America; and (h) all references in this Agreement to “EUR” or “Euro” or “€” shall mean the lawful currency of the European Union. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it. Accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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12.16. No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

12.17. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

12.18. Electronic Signatures. Except as otherwise required by applicable Law, this Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign, SimpliSafe, or similar software (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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12.19. Transaction Expenses. Until Closing, in the event this Agreement is terminated prior to Closing and/or in the event the Acquisition does not close, each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement (“Transaction Expenses”).

[Remainder of page left intentionally blank. Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

Golden Matrix Group, Inc.

By:	/s/ Anthony B. Goodman
	Name:	Anthony B. Goodman
	Title:	Chief Executive Officer

SELLERS:

By:	/s/ Aleksandar Milovanovic
	Name:	Aleksandar Milovanovic

By:	/s/ Zoran Milosevic
	Name:	Zoran Milosevic

By:	/s/ Snezana Bozovic
	Name:	Snezana Bozovic

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SCHEDULE A

Ownership of the Companies

Seller	Meridian Serbia	Meridian Montenegro	Meridian Malta	Meridian Cyprus
Aleksandar Milovanovic	85%	85%	85%	85%
Zoran Milosevic	10%	10%	10%	10%
Snezana Bozovic	5%	5%	5%	5%
Total	100%	100%	100%	100%

Schedule A

Amended and Restated Sale and Purchase Agreement of Share Capital

SCHEDULE B

Consideration for the Companies, by Payment/Issuance Period

Class of Consideration	SPA Cross-Reference	Closing	Contingent Post-Closing Consideration	Variable Due Dates (Closing to 24-Month Anniversary)	12 Month Non-Contingent Post-Closing Cash Consideration	18 Month Non-Contingent Post-Closing Cash Consideration	Total Consideration in the Form of Cash	Total Consideration in the Form of Purchaser Common Stock
Closing Cash Consideration	Sec. 2.1.1	$30,000,000	-	-			$30,000,000	-
Closing Common Stock	Sec. 2.1.2	82,141,857	-	-			-	82,141,857
Purchaser Series C Preferred Stock	Sec. 2.1.3	1,000	-	-			-	1,000*
Contingent Post-Closing Cash Consideration	Sec. 2.1.4	-	$5,000,000	-			$5,000,000	-
Post-Closing Shares	Sec. 2.1.4	-	5,000,000	-			-	5,000,000
12 Month Non-Contingent Post-Closing Cash Consideration	Sec 2.1.5				$10,000,000		$10,000,000
18 Month Non-Contingent Post-Closing Cash Consideration	Sec 2.1.6					$10,000,000	$10,000,000
Promissory Note Consideration	Sec. 2.1.7	-	-	$15,000,000			$15,000,000	-
TOTAL	-	-	-	-			$70,000,000	87,142,857

* Issuable upon conversion of the 1,000 Series C Preferred Stock shares.

Schedule B

Amended and Restated Sale and Purchase Agreement of Share Capital

SCHEDULE C

Split of Consideration for the Companies, by Sellers

Class of Cash Consideration	SPA Cross-Reference	Total Consideration in the Form of Cash	Aleksandar Milovanovic	Zoran Milosevic	Snezana Bozovic
Closing Cash Consideration	Sec. 2.1.1	$30,000,000	$22,500,000	$5,000,000	$2,500,000
Contingent Post-Closing Cash Consideration	Sec. 2.1.4	$5,000,000	$4,625,000	$250,000	$125,000
12 Month Non-Contingent Post-Closing Cash Consideration	Sec 2.1.5	$10,000,000	$9,625,000	$250,000	$125,000
18 Month Non-Contingent Post-Closing Cash Consideration	Sec 2.1.6	$10,000,000	$9,625,000	$250,000	$125,000
Promissory Note Consideration	Sec. 2.1.7	$15,000,000	$13,125,000	$1,250,000	$625,000
TOTAL		$70,000,000	$59,500,000	$7,000,000	$3,500,000

Schedule C

Amended and Restated Sale and Purchase Agreement of Share Capital

Class of Common Stock Consideration	SPA Cross-Reference	Total Consideration in the Form of Purchaser Common Stock	Aleksandar Milovanovic	Zoran Milosevic	Snezana Bozovic
Purchaser Common Stock	Sec. 2.1.2	82,141,857	69,820,578	8,214,186	4,107,093
Post-Closing Stock Consideration	Sec. 2.1.4	5,000,000	4,250,000	500,000	250,000
TOTAL		87,141,857	74,070,578	8,714,186	4,357,093

Preferred Stock Consideration	SPA Cross-Reference	Total Consideration in the Form of Purchaser Preferred Stock	Aleksandar Milovanovic	Zoran Milosevic	Snezana Bozovic
Purchaser Series C Preferred Stock	Sec. 2.1.3	1,000	850	100	50
TOTAL		1,000	850	100	50

Schedule C

Amended and Restated Sale and Purchase Agreement of Share Capital

EXHIBIT A

FORM OF STOCK REGISTRATION FORM

(CHECK ONE):

____________ INDIVIDUAL OWNERSHIP (one signature required)

____________ TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

____________ PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

____________ CORPORATION (please include a certified corporate resolution authorizing signature)

____________ LIMITED LIABILITY COMPANY (please include a certified corporate resolution authorizing signature)

________________________________________________________________________

Please print here the exact name (registration)

Seller desires to appear in the records of the Purchaser

________________________________________________________________________

Please print here the exact address

Seller desires to appear in the records of the Purchaser

Signature:

By: _________________________________

Printed Name: _________________________

If on behalf of Entity:

Entity Name: ___________________

Signatory’s Position with Entity: ___________________

Beneficial Owner(s) of Securities To Be Owned by Entity:

_____________________

Address: ____________________________________________________________

SS#/Tax Id Number: ______________________________

Telephone Number: ( ) - _____ - _______

Email:____________________

EXHIBIT B

CERTIFICATE OF ACCREDITED INVESTOR STATUS

By signing below, the undersigned confirms, acknowledges and agrees that he, she or it, is an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). This Certificate of Accredited Investor Status forms a part of that certain Amended and Restated Sale and Purchase Agreement dated on or around June 27, 2023, by and between Golden Matrix Holdings, Inc., a Nevada corporation (the “Purchaser”), and Aleksandar Milovanovic, Zoran Milosevic, and Snezana Bozovic, individual residents of the Republic of Serbia (“Seller”) (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Purchase Agreement.

The undersigned has initialed the line below indicating the basis on which he, she or it is representing his, her or its status as an “accredited investor”. The representation and confirmation below shall be effective for all purposes as of the Closing Date and Post-Closing Issuance Date, each as defined in the Purchase Agreement (the “Applicable Date”) pursuant to the terms of the Purchase Agreement. The Purchaser and its attorneys and representatives shall be able to rely on this Certificate of Accredited Investor Status for any and all purposes. The undersigned confirms, acknowledges and agrees that he, she or it, is an “accredited investor”, due to the fact that he, she or it is:

____________ a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

_____________ a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_____________ an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

Certificate of Accredited Investor Status

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____________ a natural person whose individual net worth, or joint net worth with the undersigned’s spouse or spousal equivalent, at the time of this purchase exceeds $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Applicable Date, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the Applicable Date;

____________ a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. “Income” for this purpose is computed by adding the following items to adjusted gross income for federal income tax purposes: (a) the amount of any tax-exempt interest income received; (b) the amount of losses claimed as a limited partner in a limited partnership; (c) any deduction claimed for depletion; (d) deductions for alimony paid; (e) deductible amounts contributed to an IRA or Keogh retirement plan; and (f) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code; or

____________ an entity (other than a trust) in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status on _____________, 2023.

Name:

By:
Signature

Printed Name of Signatory (if entity):____________________

Title:
(required for any stockholder that is a corporation, partnership, trust or other entity)

If joint ownership, both parties should sign above.

Certificate of Accredited Investor Status

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EXHIBIT C

[INTENTIONALLY OMITTED]

EXHIBIT D

[INTENTIONALLY OMITTED]

EXHIBIT E

[INTENTIONALLY OMITTED]

EXHIBIT F

FORM OF THE SHARE TRANSFER INSTRUMENT FOR MERIDIAN SERBIA

(TO BE ATTACHED)

EXHIBIT G

FORM OF THE SHARE TRANSFER INSTRUMENT FOR MERIDIAN MONTENEGRO

(TO BE ATTACHED)

EXHIBIT H

FORM OF THE SHARE TRANSFER INSTRUMENT FOR MERIDIAN MALTA

(TO BE ATTACHED)

EXHIBIT I

FORM OF THE SHARE TRANSFER INSTRUMENT FOR MERIDIAN CYPRUS

(TO BE ATTACHED)

EXHIBIT J

FORM OF PROMISSORY NOTE

Promissory Note

[$13,125,000/$1,250,000/$625,000]	_____________, 2023

FOR VALUE RECEIVED, Golden Matrix Group, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of [Aleksandar Milovanovic/Zoran Milosevic/Snezana Bozovic], a natural person residing in the Republic of Serbia (the “Payee”), in lawful money of the United States of America, the principal sum of USD [$13,125,000/$1,250,000/$625,000] (the “Principal”) or such lesser amount as may be advanced to or for the benefit of the Maker hereunder, together with interest accruing on the outstanding Principal from the date hereof, all as provided below. This Note is one of three Promissory Notes totaling $15,000,000 issued by the Maker to the Sellers (defined below) pursuant to the SPA (collectively, the “SPA Notes”).

1. Equity Purchase & Sale Transaction. This Note evidences Maker’s obligation and debt to pay a portion of the Purchase Price pursuant to that certain Amended and Restated Sale and Purchase Agreement dated June 27, 2023, at the Closing, which has been completed on or around the date hereof (the “SPA”) between Maker, as the purchaser, and Payee, as well as the other sellers party thereto (collectively, the “Sellers”), pursuant to which Maker is acquiring all of Payee’s equity interests in four companies organized and existing in the Republics of Serbia, Montenegro, Malta, and Cyprus. All capitalized but undefined terms in this Promissory Note (this “Note”) shall have the meanings set forth in the SPA.

2. Security for Payment. This Note is unsecured.

3. Interest Rate.

(a) Non-Default Rate. Subject to Section 2(b), all amounts outstanding under this Note shall bear interest at a fixed, non-variable rate equal to the lesser of (A) seven percent (7%) per annum and (B) the Maximum Rate. The “Maximum Rate” shall mean the maximum rate of interest allowed under applicable law. All interest shall be computed for the actual number of days which have elapsed for any whole or partial month (or other applicable period).

(b) Default Rate. In this Note, the “Default Rate” shall mean the fixed, non-variable rate equal to the lesser of (A) twelve percent (12%) per annum and (B) the Maximum Rate. The “Maximum Rate” shall mean the maximum rate of interest allowed under applicable law. The Default Rate shall be applicable under the circumstances set forth in Section 6 hereof.

(c) Maximum Rate. Regardless of any other provision of this Note or the other Transaction Documents, if for any reason the effective interest rate should exceed the Maximum Rate, the effective interest rate shall be deemed reduced to, and shall be, the Maximum Rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the Principal of this Note and not to the payment of interest, and (ii) if the obligation evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same. Such application to the Principal of this Note or the refunding of such excess shall constitute a complete settlement and acquittance thereof.

4. Payments.

(a) Monthly Interest Payments. Maker shall pay Payee all accrued interest on the first (1st) day of each calendar month, beginning with the payment due on the first day of the first calendar month following the Closing Date of the Acquisition, and ending on the Maturity Date (each such payment, a “Monthly Interest Payment”). For the avoidance of doubt, during the period between such Closing Date and the Maturity Date, the payments are “interest only.” Attached as Attachment 1 is a schedule of the Monthly Interest Payment dates and amounts.

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(b) Payment at Maturity. In this Note, the “Maturity Date” shall mean the date which is the twenty-four (24)-month anniversary of the Closing Date. On the Maturity Date, Maker shall pay Payee (i) the outstanding Principal, (ii) all accrued but unpaid interest and (iii) any and all other sums due by Maker to Payee hereunder (such payment, the “Maturity Payment”).

(c) Business Days. In this Note, a “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Las Vegas, Nevada. If any payment under this Note shall be due on a day other than a Business Day, such payment shall be made no later than by the next succeeding Business Day, and such extension of time shall be included in computing interest in connection with such payment.

(d) Payment Terms. All payments of Principal and interest on this Note shall be made in immediately available U.S. federal funds, either by wire transfer in accordance with Payee’s written wire instructions from time to time, or delivery to such other account, or by such other means, as Payee may designate by notice to Maker (in Payee’s reasonable discretion). All payments shall be credited prior to close of business if received by Lender prior to 2:00 p.m. local time on a Business Day at the Payee’s place of payment, and if received after such time, shall be deemed for all purposes (including, without limitation, the accrual of interest) to have been received on the next Business Day.

(e) Application. Unless otherwise required by applicable law, as long as no Event of Default has occurred, all payments hereunder shall be applied first to any late charges; second, to any unpaid collection, enforcement, or other reimbursable fees, costs, and expenses hereunder; third, to any accrued, unpaid interest; and fourth, to principal. Upon the occurrence of an Event of Default, all payments hereunder shall be applied in such order, manner, and time as Payee may elect, in its sole discretion.

(f) Late Charge. If Maker fails to make any payment of Principal, interest or other amount due hereunder within three (3) Business Days of the date due and payable, the Maker also shall pay to the Payee a late charge equal to eight percent (8%) of the amount of such payment which was not paid. Such three (3) Business Day period shall not be construed in any way to extend the due date of any such payment.

5. Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty.

6. Events of Default & Remedies.

(a) Obligors. As used herein, the term “Obligor” means the Maker and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Maker’s obligations to the Payee existing on the date of this Note or arising in the future.

(b) Events of Default. The occurrence of any of the following events shall be deemed an “Event of Default” under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Transaction Document or any other document now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Payee, following any applicable cure period set forth in such applicable Transaction Document; (iii) if any Obligor is insolvent as defined in 11 U.S.C. §548, or files or becomes the subject of a filing under any state or federal bankruptcy, insolvency or similar proceeding, including under 11 U.S.C. §101 et seq., and including any action or proceeding involving (A) any assignment by any Obligor for the benefit of creditors, (B) any levy, garnishment, attachment or similar action against its material property, or (C) the imposition of a receivership or trustee arrangement over the Obligor’s property (a “Bankruptcy” action), provided that in the case of becoming subject to any involuntary state or federal bankruptcy, insolvency or similar proceeding, including under 11 U.S.C. §101 et seq., or any involuntary action described in (B) and (C) above, the Obligor shall have sixty (60) days to dismiss such filing or action described in (B) and (C) above, before such event shall be deemed an Event of Default (unless it fails to begin seeking dismissal within the first thirty (30) days); (iv) a default with respect to any other indebtedness of any Obligor for borrowed money in an amount exceeding $1,000,000, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Payee, which is not dismissed within thirty (30) days; (vi) the entry of a final non-appealable judgment against any Obligor in an amount exceeding $1,000,000, and the failure of such Obligor to discharge the judgment within 10 days of the entry thereof; (vii) any change in any Obligor’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have a material adverse effect on any Obligor; (viii) any Obligor ceases doing business as a going concern; (ix) any material representation or warranty made by any Obligor to the Payee in any Transaction Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Payee, is false, erroneous or misleading in any material respect, following any applicable cure period set forth in such applicable Transaction Document; or (x) the revocation or attempted revocation, in whole or in part, of any payment obligation or guarantee by any Obligor.

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(c) Remedies. Upon the occurrence of an Event of Default: (i) if an Event of Default specified in Section 6(b)(iii) above shall occur, the outstanding Principal and accrued interest hereunder, together with any additional amounts payable hereunder, shall be immediately due and payable without demand or notice of any kind; (ii) if any other Event of Default shall occur, the outstanding Principal and accrued interest hereunder, together with any additional amounts payable hereunder, at the Payee’s option (in its sole discretion) with written notice to the Maker (within thirty (30) days thereafter) and without demand or notice of any kind (except for such written notice to Maker of such acceleration), may be accelerated and become immediately due and payable; (iii) at the Payee’s option, this Note shall bear interest at the Default Rate from the date of the occurrence of the Event of Default until payment in full; and (iv) the Payee may exercise from time to time any of the rights and remedies available under the Transaction Documents or under applicable law.

(d) Enforcement Costs. Maker shall pay upon demand, to the maximum extent permitted by law, all fees, costs, and expenses incurred by the Payee in the enforcement of its rights in and under this Note, including without limitation the fees and expenses of Payee’s counsel.

(e) Default Interest. Upon the occurrence of any Event of Default (as hereinafter defined), at the Payee’s option (in its sole discretion), with written notice to Maker (within thirty (30) days thereafter), all outstanding amounts due and payable under this Note shall bear interest at the Default Rate. The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Payee’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Payee’s exercise of any rights and remedies hereunder, under the other Transaction Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Payee may employ. In addition, the Default Rate reflects the increased credit risk to the Payee of carrying an account receivable that is in default. Maker agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Payee, and that the actual harm incurred by the Payee cannot be estimated with certainty and without difficulty.

(f) Cumulative Remedies. The remedies of Payee under this Note or any other Transaction Document, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in Payee’s discretion.

(g) Notice. Notwithstanding the notice obligations in Section 6(c) and 6(e) hereof, if Payee failed to timely give notice within the indicated periods, (i) that shall not partially or wholly void, invalidate, nullify, or otherwise jeopardize the acceleration or application of default interest (as the case may be), except solely to the extent (if any) to which Maker is materially prejudiced by the delay in such notice, and (ii) that shall be irrelevant and of no consequence whatsoever if Maker receives actual notice of Payee’s action or decision in some other manner.

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7. Indemnity. Maker hereby agrees to and shall indemnify the Payee, each person or legal entity, if any, which controls, is controlled by or is under common control with the Payee, and each of their respective shareholders, members, partners, directors, managers, officers, agents, and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) (each, a “Claim”) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of Maker), in connection with, arising out of, or relating to the matters referred to in this Note or in the other Transaction Documents, including with respect to any (i) breach of a representation or warranty by Maker or any other Obligor, (ii) breach by Maker or any other Obligor of a Transaction Document; (c) negligence, fraud, or willful misconduct by Maker or any other Obligor; provided, however, that the foregoing indemnity agreement shall not apply to any Claim that is determined by a court of competent jurisdiction in a final, non-appealable judgment to have been solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this paragraph shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Maker may participate at its expense in the defense of any such action or claim.

8. Maker’s Representations & Warranties.

(a) Corporate Representations. Maker is a for-profit corporation, duly formed, validly existing and in good standing under the laws of the state of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Maker is duly qualified to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification. Maker has all necessary power and authority to execute and deliver this Note, to carry out its obligations hereunder, and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Note have been duly and validly authorized by all necessary action on the part of Maker, and upon execution and delivery to Payee, constitutes the valid, binding, and enforceable obligation of Maker, enforceable in accordance with its respective terms (subject to Bankruptcy laws and principles of equity).

(b) No Conflicts. Maker’s execution, delivery, and performance of this Note: (i) will not create in any third party the right to prevent, enjoin or otherwise delay the transactions contemplated herein or in the Transaction Documents and (ii) do not or will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any term or provision of Maker’s Articles of Incorporation, Bylaws, or Certificates of Designation, (B) any contract of Maker, (C) any obligation of Maker under the rules or requirements of any stock exchange on which its shares are currently traded, or (D) any permit, franchise, license, stock exchange or other governmental approval procured and maintained by Maker.

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9. Waivers; Non-waivers.

(a) The Maker, Obligors, and all other makers and indorsers of this Note hereby forever waive presentment for payment, demand, protest, notice of dishonor, notice of demand, notice of non-payment, notice of intent to accelerate and notice of acceleration, and any other notice of any kind. Maker also waives all defenses based on suretyship or impairment of collateral. Maker hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and/or of any state thereof, both as to itself and in and to all of its property, real and personal, in respect of the enforcement and collection of the obligations evidenced by this Note or the other Transaction Documents.

(b) No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(c) Maker is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Transaction Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Bankruptcy law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

10. Miscellaneous.

(a) Obligations. If this Note is executed by more than one Maker (at inception or subsequently), the obligations of such persons or entities hereunder shall be joint and several.

(b) Incorporation by Reference.

(1) The Maker hereby incorporates by reference all of the “Miscellaneous Provisions” set forth in Article XIII of the SPA, as if fully set forth herein, with only those (i) contextual changes which are necessary and appropriate given their inclusion in this Note (e.g., the substitution of “Purchaser” with “Maker,” and “Seller” with “Payee”); and (ii) the following specific changes: (A) notwithstanding Section 13.3 of the SPA, Maker shall not assign or delegate any portion or all of this Note to any third party; and (B) Section 13.18 of the SPA shall not apply to this Note (i.e., Maker shall deliver a hard-copy, “wet-signature” original of this Note to Payee).

(2) Notwithstanding this incorporation by reference (and any other term hereof), the Parties’ mutual intention is for this Note to be valid, binding, and enforceable as a stand-alone document, independently of the SPA, subject only to defenses which may be lodged to the enforcement of a promissory note and not those solely applicable to a contract.

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(c) Scrivener’s Errors. Payee may modify this Note for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Payee shall send a copy of any such modification to the Maker (which notice may be given by electronic mail).

(d) Time of the Essence. Time is of the essence in the payment of all amounts due hereunder.

(e) Equal Treatment of Holder. The Maker shall not make any payment of principal or interest on the SPA Notes in amounts which are disproportionate to the respective principal amounts outstanding on the SPA Notes at any applicable time.

(f) Amendment and Waiver. Any term of this Note may be amended, modified, supplemented, or waived with the prior, written consent of the Maker and the Requisite Holders in a signed writing. Upon the effectuation of such waiver or amendment with the consent of the Requisite Holders in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against the holders of, all of the SPA Notes, and the Maker shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing, provided that the failure to give such notice shall not affect the validity of such amendment or waiver. “Requisite Holders” means the holders of a majority of the outstanding aggregate principal amount under the SPA Notes. Notwithstanding the above Section 10(e), no amendment to this Note shall decrease the amount of principal owed hereunder without the consent of the Holder.

[The remainder of this page is intentionally blank and the signature page follows.]

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[Signature Page to Promissory Note]

IN WITNESS WHEREOF, the Maker has executed this Promissory Note instrument as of the date set forth above.

MAKER

Golden Matrix Group, Inc., a Nevada corporation

By:
Name:	A. Brian Goodman
Title:	President
Date:

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ATTACHMENT 1

TO PROMISSORY NOTE

Payment Schedule

Payment	Payment Type	Payment Date	Amount
1.	Monthly Interest Payment	1st day of the 1st calendar month following the Closing Date	$__________
2.	Monthly Interest Payment	1st day of the next calendar month	$__________
3.	Monthly Interest Payment	1st day of the next calendar month	$__________
4.	Monthly Interest Payment	1st day of the next calendar month	$__________
5.	Monthly Interest Payment	1st day of the next calendar month	$__________
6.	Monthly Interest Payment	1st day of the next calendar month	$__________
7.	Monthly Interest Payment	1st day of the next calendar month	$__________
8.	Monthly Interest Payment	1st day of the next calendar month	$__________
9.	Monthly Interest Payment	1st day of the next calendar month	$__________
10.	Monthly Interest Payment	1st day of the next calendar month	$__________
11.	Monthly Interest Payment	1st day of the next calendar month	$__________
12.	Monthly Interest Payment	1st day of the next calendar month	$__________
13.	Monthly Interest Payment	1st day of the next calendar month	$__________
14.	Monthly Interest Payment	1st day of the next calendar month	$__________
15.	Monthly Interest Payment	1st day of the next calendar month	$__________
16.	Monthly Interest Payment	1st day of the next calendar month	$__________
17.	Monthly Interest Payment	1st day of the next calendar month	$__________
18.	Monthly Interest Payment	1st day of the next calendar month	$__________
19.	Monthly Interest Payment	1st day of the next calendar month	$__________
20.	Monthly Interest Payment	1st day of the next calendar month	$__________
21.	Monthly Interest Payment	1st day of the next calendar month	$__________
22.	Monthly Interest Payment	1st day of the next calendar month	$__________
23.	Monthly Interest Payment	1st day of the next calendar month	$__________
24.	Maturity Payment	24-month anniversary of the Closing Date	A minimum of: $__________

(End of Attachment 1)

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EXHIBIT K

FORM OF CERTIFICATE OF DESIGNATION

FOR SERIES C PREFERRED SHARES

CERTIFICATE OF DESIGNATION

OF

GOLDEN MATRIX GROUP, INC.

ESTABLISHING THE DESIGNATION, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES C PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), as well as the existing Articles of Incorporation of Golden Matrix Group, Inc., a company organized and existing under the State of Nevada (the “Corporation”), the Corporation:

DOES HEREBY CERTIFY that, the Board of Directors, by unanimous written consent of all members of the Board of Directors on ______________, 2023, duly adopted this Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock, by adoption of a resolution, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Articles of Incorporation of the Corporation, as amended and Section 78.1955 of the NRS, a series of the preferred stock, par value $0.00001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series C Preferred Stock”: and

FURTHER RESOLVED, that the Series C Preferred Stock shall consist of one thousand (1,000) shares; and

FURTHER RESOLVED, that the Series C Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designation (the “Designation” or the “Certificate of Designation”) below:

The Series C Preferred Stock is sometimes referred to in this Certificate of Designation as the “Series C Preferred Stock”.

1. Dividends. The Series C Preferred Stock shall not be entitled to any dividend rights.

2. Liquidation Rights. The Series C Preferred Stock shall not be entitled to any liquidation preference or rights upon liquidation.

3. Conversion. The Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1 Holder Conversion.

(a) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof (a “Holder Conversion”), from time to time, after the date hereof, at the office of the Corporation or any Transfer Agent for the Series C Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by multiplying (i) the total number of shares of Series C Preferred Stock then converted by (ii) the Conversion Ratio (such shares of Common Stock issuable upon a Conversion, the “Holder Conversion Shares”). In order to effectuate the Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three Business Days from the date the Notice of Conversion is actually received by the Corporation.

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(b) Mechanics of Conversion. In order to effect a Conversion, a Holder shall fax or email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, the Transfer Agent). Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Holder Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above (or the address of the Transfer Agent for the Series C Preferred Stock, if the Corporation is not serving as its own Transfer Agent for such Series C Preferred Stock) within three Business Days of delivering the fully executed Notice of Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Conversion unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 11 below, have been previously received by the Corporation or its Transfer Agent, unless such shares of Series C Preferred Stock are held in book- entry/non-certificated form. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation within three Business Days of delivering the Notice of Conversion (the “Delivery Period”).

(c) Restricted Shares. Unless the Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, such shares shall be issued as Restricted Shares. In the event such Shares are separately covered by a contractual lock-up and/or restriction, such Shares shall be issued, in the discretion of the Corporation, with a legend disclosing such contract lock-up and/or restriction.

(d) Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the fifth Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing the Shares and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

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(e) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 11 below), by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion, unless such shares of Series C Preferred Stock are held in book entry/non-certificate form.

(f) Conversion Disputes. In the case of any dispute with respect to a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance herewith as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Corporation, the Corporation shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Holder) within ten (10) Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s expense, shall promptly audit the calculations and notify the converting Holder and the Corporation of the results no later than five (5) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with the above.

3.2 Automatic Conversion.

(a) Each share of Series C Preferred Stock, shall automatically and without any required action by any Holder, be converted into that number of fully-paid, nonassessable shares of Common Stock as equals the Conversion Ratio, on the Automatic Conversion Date (an “Automatic Conversion” and together with a Holder Conversion, a “Conversion”). The Holder shall provide written confirmation to the Corporation of his, her or its beneficial ownership of Common Stock of the Corporation from time to time at the request of the Corporation.

(b) Following an Automatic Conversion, the Corporation shall within two Business Days, deliver notice to each Holder that an Automatic Conversion has occurred, at the address of each Holder which the Corporation then has on record (an “Automatic Conversion Notice”); provided, that the Corporation is not required to receive any confirmation that such Automatic Conversion Notice was received by a Holder, but instead assuming such Automatic Conversion Notice was sent to the address which the Corporation then has on record for such Holder, the Automatic Conversion Notice shall be treated as received by the Holder for all purposes on the third Business Day following the date such notice was sent by the Corporation (the “Automatic Conversion Notice Receipt Date”). Within three Business Days following the Automatic Conversion Notice Receipt Date, the Corporation shall issue to each Holder all shares of Common Stock which such Holder is due in connection with the Automatic Conversion (the “Automatic Conversion Shares”, and together with the Holder Conversion Shares, the “Shares”) and promptly deliver such Automatic Conversion Shares to the address of Holder which the Corporation then has on record (a “Delivery”). The Automatic Conversion Shares issuable in connection with an Automatic Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Automatic Conversion Shares are covered by a valid and effective registration under the Securities Act or the Holder provides a valid opinion from an attorney stating that such Automatic Conversion Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion, prior to the issuance date of such Automatic Conversion Shares, such Automatic Conversion Shares shall be issued as Restricted Shares.

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(c) The issuance and Delivery by the Corporation of the Automatic Conversion Shares shall fully discharge the Corporation from any and all further obligations under or in connection with the Series C Preferred Stock and shall automatically, and without any required action by the Corporation or the Holder, result in the cancellation, termination and invalidation of any outstanding Series C Preferred Stock and Preferred Stock Certificates held by Holder or his, her or its assigns.

(d) Without limiting the obligation of each Holder set forth herein (including in the subsequent clause (e)), the Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Automatic Conversion Shares to reflect the cancellation of the Series C Preferred Stock subject to the Automatic Conversion, which shall not require the approval and/or consent of any Holder (a “Cancellation”).

(e) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Corporation and the Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

(f) In the event that the Delivery of any Automatic Conversion Shares is unsuccessful and/or any Holder fails to accept such Automatic Conversion Shares, such Automatic Conversion Shares shall be held by the Corporation and/or the Transfer Agent in trust (without accruing interest) and shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is the legal owner of such Automatic Conversion Shares, provided that the Holder’s failure to accept such Automatic Conversion Shares and/or the Corporation’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(g) The Automatic Conversion terms described above shall supersede and take priority over the Holder’s optional Holder Conversion right in the event that there are any conflicts between such rights.

3.3 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series C Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

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3.4 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series C Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Articles of Incorporation, subject to the other terms of this Designation, with the requisite consent of its shareholders and the Board of Directors, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.

3.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the Conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Adjustments for Recapitalizations.

4.1 Equitable Adjustments for Recapitalizations. Each of (a) the Conversion Ratio set forth in Section 3.1 (the “Preferred Stock Adjustable Provisions”); (b) the Series C Voting Shares and the Conversion Ratio (to the extent not adjusted by the Preferred Stock Adjustable Provisions) (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of Directors of the Corporation determines in their reasonable, good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board of Directors in their reasonable discretion.

4.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series C Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors.

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4.3 Adjustments for Subdivisions or Combinations of Series C Preferred Stock. In the event the outstanding shares of Series C Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. In the event the outstanding shares of Series C Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series C Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable, good faith determination of the Board of Directors. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4,2) and any series of Series C Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.

4.4 Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series C Preferred Stock shall have the right thereafter to convert such shares of Series C Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series C Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

4.5 Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable, good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the Conversion of the Series C Preferred Stock.

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5. Voting.

5.1 Voting In General. In addition to any class or series voting rights provided to the holders of Series C Preferred Stock herein or required by law and/or any rights set forth below, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each share of Series C Preferred Stock shall entitle the Holder thereof to a number of votes equal to the Series C Voting Shares. Each Holder shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Except as provided by law or by the other provisions of the Articles of Incorporation or this Designation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.2 Amendments to this Designation. Any of the terms of this Designation may be amended solely with the approval of the independent members of the Board of Directors of the Corporation and a Simple Majority, and such amendment shall not require any other approval of the common stock holders or any preferred shareholders of the Corporation, other than as expressly required herein or by law.

5.3 No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

5.4 Board of Director Appointment Rights. For so long as the Board of Directors has at least five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors of the Corporation and for so long as the Board of Directors has less than five (5) members, the Holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation, by a Simple Majority (as applicable, the “Series C Directors”). The Holders of the Series C Preferred Stock shall have the right to elect or re-elect the Series C Directors at each meeting, or pursuant to each written consent, of the Corporation’s shareholders for the election of directors.

Any director who shall have been elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof, may be removed during such director’s term of office, either with or without cause, by and only by, an affirmative vote of the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of such shareholders, and any vacancy thereby created may be filled by such Holders of Series C Preferred Stock represented at the meeting or pursuant to the written consent of such shareholders. Upon any other vacancy (i.e., other than a vacancy caused by removal) in the office of a director elected by Holders of Series C Preferred Stock pursuant to Section 5.4 hereof, the Holders of a Simple Majority of the then outstanding shares of Series C Preferred Stock may, by affirmative vote, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

In the event any Series C Director elected by the holders of Series C Preferred Stock pursuant to Section 5.4 hereof is removed, resigns, fails to stand for re-election or otherwise ceases to serve as a Director of the Corporation (each a “Notification Event”), the Corporation shall provide each Holder notice of such Notification Event within ten (10) Business Days of the occurrence of such Notification Event (the “Series C Notice”). Each holder shall have a period of thirty (30) days from the date of the Corporation’s mailing of such Series C Notice (the “Series C Notice Period”) to provide the Corporation written notice of such Holder’s nominee to fill the vacancy of the former Series C Director (each a “Series C Nominee”). After the expiration of the Series C Notice Period, the Secretary of the Corporation shall total the Series C Nominee votes cast by the Holders, and the Series C Nominee receiving the highest total percentage vote for nomination of the outstanding Series C Preferred Stock, shall appear on any ballot delivered by the Corporation for the vote of the Series C Preferred Stock Holders of such replacement Series C Director (a “Replacement Director Vote”). The Replacement Director Vote shall be held as soon as practicable after the end of the Series C Notice Period.

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6. Protective Provisions.

6.1 For so long as any Series C Preferred Stock shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a) Amend any provision of this Designation;

(b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of any Preferred Stock of the Corporation;

(c) Adopt or authorize any new designation of any Preferred Stock;

(d) Amend the Articles of Incorporation of the Corporation in a manner which adversely affects the rights, preferences and privileges of the Series C Preferred Stock;

(e) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series C Preferred Stock;

(f) Issue any additional shares of Preferred Stock; or

(g) Alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series.

7. Redemption. The Series C Preferred Stock shall not have any redemption rights.

8. Notices.

8.1 In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, the Corporation’s principal executive office as set forth in its filings with the Securities and Exchange Commission, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b) to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series C Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

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Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed. All notices to Holders having a non-U.S. address shall be sent by international express courier.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

9. No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such shareholder.

10. Reports. The Corporation shall mail to all holders of Series C Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

11. Replacement Preferred Stock Certificates. In the event that any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series C Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series C Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series C Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series C Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

12. No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

13. Transfer Restrictions. The shares of Series C Preferred Stock shall not be Transferred by any Holder thereof after the Filing Date to any Person other than Aleksandar Milovanovic, Zoran Milosevic, and Snezana Bozovic. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Corporation and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 13; and (ii) to imprint on any certificate representing Series C Preferred Stock (and/or any book-entry statement) with a legend describing the restrictions contained herein, as described below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SUCH SERIES C PREFERRED STOCK. THESE SHARES MAY NOT BE SOLD, EXCEPT IN COMPLIANCE WITH THAT CERTIFICATE OF DESIGNATION.

Any attempted transfer in violation of the terms of this Section 13 shall be void ab initio.

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14. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”. “Dollars” or in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”: (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15. Miscellaneous.

15.1 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series C Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

15.2 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series C Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series C Preferred Stock.

15.3 Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of Directors of the Corporation, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

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15.4 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

16. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

16.1 “Automatic Conversion Date” means the date that the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Exchange Act), calculated without regard to any shares of Common Stock issuable upon conversion of the Series C Preferred Stock, nor any voting rights associated with such Series C Preferred Stock, of Aleksandar Milovanovic, Zoran Milosevic, and Snezana Bozovic (collectively), falls below ten percent (10%) of the Corporation’s Common Stock then outstanding, or the first Business Day thereafter that the Corporation becomes aware of such.

16.2 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

16.3 “Common Stock” means the common stock, $0.00001 par value per share, of the Corporation.

16.4 “Conversion Ratio” means one (1).

16.5 “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board of Directors.

16.6 “Filing Date” means the date that this Designation is filed with the Secretary of State of Nevada.

16.7 “Holder” means the person or entity in which the Series C Preferred Stock is registered on the books of the Corporation.

16.8 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

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16.9 “Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock, including, but not limited to the Series C Preferred Stock.

16.10 “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series C Preferred Stock shares.

16.11 “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.

16.12 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

16.13 “SEC” means the Securities and Exchange Commission.

16.14 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

16.15 “Series C Voting Shares” means seven thousand, five hundred (7,500).

16.16 “Simple Majority” means the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock.

16.17 “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series C Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series C Preferred Stock.

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this “Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Preferred Stock,” to be duly executed this ___ day of _______________________ 2023.

Golden Matrix Group, Inc.

By:
Name:	Anthony Brian Goodman
Title:	Chief Executive Officer

Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock

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Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series C Voting Preferred Stock of Golden Matrix Group, Inc., a Nevada corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designation of Golden Matrix Group, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series C Voting Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on ________________, 2023. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series C Voting Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Preferred Shares Held by Holder:

Amount Being Converted Hereby:

Common Stock Shares Due:

Preferred Shares Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation as set forth above. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, they shall be issued in the following name and to the following address:

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Golden Matrix Group, Inc.: Amended and Restated Certificate of Designation of Series C Voting Preferred Stock

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Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

(Print Name of Holder)

By/Sign:

Print Name:

Print Title:

EXHIBIT L

[Intentionally Omitted.]

EXHIBIT M

[Intentionally Omitted.]